EXHIBIT 10pp.1

                    ASSET PURCHASE AGREEMENT


     THIS AGREEMENT ("Agreement"), dated as of February 6, 1995, is by and between HOMELAND STORES, INC., a Delaware corporation
("Seller"), and ASSOCIATED WHOLESALE GROCERS, INC., a Missouri corporation ("Buyer").

     The following Recitals are a material part of this Agreement and are being relied upon by Buyer and Seller in connection with the transaction contemplated hereby:

                         R E C I T A L S

     A. Seller operates a chain of approximately one hundred eleven (111) grocery stores.

     B. Seller owns or leases certain assets which it uses in the conduct of its retail grocery business.

     C. Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, Seller's interest in certain assets identified herein.

     D. Buyer is a wholesaler of grocery and supermarket products operating in a cooperative manner. In entering into this Agreement, Buyer is seeking to enhance the interests of its retail members by (i) increasing its volume of wholesale sales and (ii) providing for the maintenance of such increase.

     E. Seller owns and/or operates the retail grocery stores listed on Exhibit "A", Schedule "2" attached hereto and incorporated herein by reference. Until such stores are closed or sold, Seller intends to continue to own and/or operate such stores as retail grocery stores, together with such additional retail grocery stores as may hereafter be acquired, operated or otherwise controlled by Seller or its affiliates (within the meaning of paragraph 7.a(i) of the Supply Agreement, as defined below) (collectively while owned and operated by Seller, the "Supplied Stores"). Subject to Buyer's Volume Protection Rights (as defined below), Seller has the right, in its sole discretion, to decide whether or not to sell or close Supplied Stores. For purposes (i) hereof and (ii) the Supply Agreement contemplated hereby and set forth on Exhibit "B", which is incorporated herein (the "Supply Agreement"), until a store listed on Exhibit "A", Schedule "2" is closed or sold by Seller in accordance with the terms of the Supply Agreement, it will be a Supplied Store.

     F. Based on its independent decision, Seller has informed Buyer that, upon the sale of its Warehouse and Warehouse Inventory (as such terms are defined below) to Buyer hereunder, Seller is terminating its internal wholesale distribution operations and network with which it has previously serviced the Supplied Stores. Seller acknowledges that Buyer is assuming no risk or liability with respect to this decision by Seller. The provisions of this recital are not intended to diminish, in any way, Buyer's specific assumption of liabilities as set forth in this Agreement or its obligations under the Supply Agreement.

     G. Seller has advised Buyer that Seller desires to become one of Buyer's retail members and obtain from Buyer products available from time to time from Buyer's warehouse in accordance with the terms of the Supply Agreement.

     H. Buyer is willing to supply its full line of available products and services to Seller for the Supplied Stores based on the terms, conditions and financial assurances contained herein and in the Supply Agreement.

     I. In addition to providing for a current purchaser of certain assets and a future supplier of its wholesale needs, Seller wishes to establish a potential market for the sale of certain of its assets, including the Supplied Stores. Inasmuch as Seller's desire to establish such market directly coincides with Buyer's desire to preserve the volume of sales which will be achieved by acquiring the Purchased Assets (as defined below) under this Agreement, supplying the Supplied Stores under the Supply Agreement and obtaining the Volume Protection Rights, Buyer is willing to facilitate the potential acquisition of certain of Seller's assets and/or Supplied Stores by one or more of Buyer's retail members all within the terms and conditions set forth in the Supply Agreement.

     J. The parties understand and acknowledge that in addition to the consideration set forth specifically herein, each party will be required to make a substantial and continuing commitment of its resources in reliance upon the other's respective commitment to provide and/or purchase products and services in the future, and that neither party nor their respective owners, retail members and/or affiliates will realize the full benefit of their anticipated bargain hereunder unless each party materially fulfills its obligations hereunder in accordance with the terms hereof.

     K. Because a portion of the value to the Buyer of the transactions provided for or referred to herein lies in Buyer's ongoing ability to sell its products to all of the Supplied Stores on a long term basis, Buyer is unwilling to enter into this Agreement and the related agreements unless it obtains those rights contemplated herein and set forth in the Supply Agreement pertaining to (i) the purchase by Buyer of the Supplied Stores,
(ii) noncompetition and (iii) associated use restrictions (such rights collectively referred to herein as the "Volume Protection Rights"). Seller and Buyer agree that all such rights are an integral and non-severable part of this Agreement.

     L. Seller has requested and Buyer has agreed to commence simultaneous supply of all Supplied Stores. Seller and Buyer acknowledge that there are inherent difficulties in doing so. The parties will use their best efforts to minimize any such difficulties.

     M. Seller represents to Buyer that Seller has used its best efforts to obtain offers better than the transaction set forth herein with Buyer, but Seller has been unable to obtain any better offers. Seller has no knowledge of any facts which would indicate that the consideration being paid to Seller in connection with the transactions contemplated hereby is less than the fair market value associated therewith.

     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                            ARTICLE I

                           DEFINITIONS

     1.1 Defined Terms. As used herein, the terms below shall have the following meaning and the capitalized terms in the Recitals and introductory paragraph shall have the same meaning as defined therein:

          "Adverse Environmental Conditions" shall mean Hazardous Materials (as defined below) or conditions existing in, on, under or in the vicinity (as covered by the environmental reports described in Exhibit "F") of any Purchased Store with respect to the air, soil, surface waters, ground waters or stream sediments, which is reasonably likely to (i) pose a threat to human health or to the environment and/or is reasonably likely to require remedial action under applicable Environmental Laws or (ii) constitute a violation of any Environmental Laws (as defined below).

          "ASC" shall mean those contracts described in Section
     5.1(b) and set forth on Exhibit "P".

          "Closing" shall mean the process and activities described in Article XII hereof.

          "Closing Date" shall mean April 21, 1995, or such other date as provided for herein or as Buyer and Seller shall mutually agree in writing.

          "Environmental Laws" shall mean any federal, state or local laws, statutes, ordinances, regulations or policies relating to the environment, health and safety, any hazardous materials (including, without limitation, the use, handling, transportation, production, disposal, discharge or storage thereof) or to industrial hygiene or the environmental conditions applicable to the Purchased Assets, including, without limitation, soil, subsurface and ground water conditions.

          "Equipment" shall mean all trade furniture, fixtures, equipment, machinery, totes, supplies and outdoor signage, complete with all additions, accessories and attachments thereto owned or to be owned by Seller on or before the Closing Date and located at the Purchased Stores and utilized in connection with Seller's business at the Purchased Stores, except supplies and sign faces which bear Seller's name or logo shall be excluded. The Equipment shall consist of all of the foregoing which are either (i) currently Owned Equipment (as defined below) or (ii) in the case of Leased Capital Equipment -Stores (as defined below), to be owned by Seller on or prior to the Closing Date.

          "Equipment Schedule" shall mean the schedule to be assembled and delivered to Buyer as provided in Section 4.8.
     When completed, the Equipment Schedule shall be affixed hereto as Exhibit "H" and incorporated herein.

          "ERISA Agreement" shall mean the Supplemental Agreement
     Regarding Section 4204 of ERISA set forth in Exhibit "V".

          "Excluded Assets" shall mean the following items which are not to be acquired by Buyer hereunder:

               (a)  all rights to the "Homeland" name and
          identifying logo and all other trademarks, trade names, brand names and service marks owned by Seller, any confusingly similar name or term and the faces of any signage bearing the "Homeland" name; provided, however, that the Warehouse Inventory includes Seller's private label inventory, and except for "Homeland" and "Pride of America" private label inventory (which shall be sold exclusively to Seller), Buyer may resell such private label inventory in the ordinary course of Buyer's distribution business;

               (b) all items of unsalable inventory (as described on Exhibit "K") or consigned inventory wherever located;

               (c) all claims, choses in action and rights to action of Seller against third parties with respect to events occurring prior to or after the Closing, other than any claims, choses in action and rights to action with respect to warranties applicable to any of the Purchased Assets or with respect to any damage to or diminution in value of any of the Purchased Assets;

               (d) cash in the Purchased Stores, cash equivalents such as coupons, food stamps, certificates, postage stamps and other instruments representing a right to receive cash from a third party, accounts, lock boxes and other similar accounts that contain cash or cash equivalents of the Purchased Stores;

               (e) Seller's accounts receivable and rebates and refunds arising from the operation of the Purchased
          Stores prior to the Closing Date;

               (f) the equipment described on Exhibit "S" relating to Seller's corporate offices in Oklahoma City which Seller will utilize in connection with its ongoing business operations;

               (g) the store equipment described on Exhibit "T" that is currently stored in Seller's former milk plant at the Warehouse;

               (h) any inventory that is not located at the Warehouse (except for items subject to open warehouse purchase orders as contemplated in Section 5.4 hereof) or Purchased Stores;

               (i) in the event that Seller exercises its option pursuant to Section 15.14 with respect to the Edmond
          Store (as defined in Section 15.14), the Edmond Store inventory; and

               (j) assets relating to the Excluded Stores or Supplied Stores.

          "Excluded Stores" shall mean those stores listed on Exhibit "A", Schedule "3".

          "Exhibits" shall mean the following which shall be attached hereto and incorporated herein:

          Exhibit "A" -  Schedule of Stores
                         Schedule "1" - Purchased Stores
                         Schedule "2" - Supplied Stores
                         Schedule "3" - Excluded Stores

          Exhibit "B" -  Supply Agreement

         Exhibit "C" -  Store Leaseholds and Real Property
                         Schedule "1" - Leases
                         Schedule "2" - Legal Descriptions of
                              Owned Property

          Exhibit "D" -  List of Third Party Warranties and
                         Guaranties

          Exhibit "E" -  Schedule of Litigation

          Exhibit "F" -  Schedule of Violations
                         Schedule "1" - List of Environmental
                              Remediation Plans
                         Schedule "2" - Copies of Environmental
                              Remediation Plans

          Exhibit "G" -  Warehouse Facilities
                         Schedule "1" - Leases
                         Schedule "2" - Legal Descriptions of
                              Owned Property

          Exhibit "H" -  Equipment Schedule
                         Schedule "1" - Owned Equipment
                         Schedule "2" - Leased Capital Equipment -
                              Stores

          Exhibit "I" -  Schedule of Warehouse Inventory

          Exhibit "J" -  Schedule of Store Inventory

          Exhibit "K" -  Description of Unsalable Inventory Items

          Exhibit "L" -  List of Seller's Prepaid Expenses

          Exhibit "M" -  Documents Defining Percent Spread

          Exhibit "N" -  List of Existing Contracts
                         Schedule "1" - Assumed Contracts
                         Schedule "2" - Undertaking Contracts

          Exhibit "O" -  Form of Undertaking
                         Form of Assignment and Assumption
                              Agreement

          Exhibit "P" -  List of contracts described as ASC

          Exhibit "Q" -  Delivery Items

          Exhibit "R" -  Schedule of Warehouse Equipment
                         Schedule "1" - Owned Warehouse Equipment
                         Schedule "2" - Leased Capital Equipment -
                                             Warehouse
          Exhibit "S" -  List of Seller's Office Equipment

          Exhibit "T" -  List of Seller's Store Equipment in
                              Storage at Milk Plant

          Exhibit "U" -  Seller's FIRPTA Certificate Form

          Exhibit "V" -  Form of Supplemental Agreement Regarding
                              Section 4204 of ERISA

          Exhibit "W" -  List of Consents and Approvals - Seller

          Exhibit "X" -  List of Litigation - Buyer

          Exhibit "Y" -  List of Consents and Approvals - Buyer

          "Existing Contracts" shall mean those contracts described in Section 5.1(a) and set forth on Exhibit "N" herein.

          "Hazardous Materials" shall mean and include the existence in any form of: (i) polychlorinated biphenyls; (ii) asbestos or asbestos containing materials; (iii) urea formaldehyde foam insulation; (iv) oil, gasoline or other petroleum products (other than in vehicles operated in the ordinary course of business); (v) pesticides and herbicides; and (vi) any other chemical, material or substance (including, without limitation, those materials defined as "Hazardous Substances" in the Comprehensive Environmental Response Compensation and Liability Act, as amended), to which exposure is prohibited, limited or regulated by any Environmental Laws.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust
     Improvements Act of 1976, as amended.

          "HSR Filing" shall mean the filings required under the Antitrust Improvements Act Notification and Report Form for certain Mergers and Acquisitions pursuant to the HSR Act.

          "Inventory" shall mean collectively the Store Inventory and the Warehouse Inventory.

          "Inventory Certificate" shall mean certificates executed by Buyer and Seller prior to the end of Closing as contemplated by Section 4.2. When completed, all Inventory
     Certificates shall be affixed hereto and incorporated herein.

          "Inventory Valuation" shall mean the procedure for counting the Inventory and establishing its purchase price as set forth in Sections 4.1, 4.2, 4.5 and 4.6.

          "Leased Capital Equipment - Stores" shall mean that
     Equipment set forth on Schedule "2" of Exhibit "H".
          "Leased Capital Equipment - Warehouse" shall mean that
     Warehouse Equipment set forth on Schedule "2" of Exhibit "R".

          "Leases" shall mean, collectively, the Store Leases and Warehouse Leases.

          "Operating Assets" shall mean the (i) Purchased Stores set forth on Exhibit "A" and Exhibit "C", (ii) Equipment,
     (iii) Warehouse set forth on Exhibit "G" and (iv) Warehouse
     Equipment.

          "Owned Property" shall mean the real property owned in fee simple by Seller and set forth on Exhibit "C", Schedule
     "2" and Exhibit "G", Schedule "2".

          "Owned Store Equipment" shall mean the Equipment set forth on Schedule "1" of Exhibit "H".

          "Owned Warehouse Equipment" shall mean that Warehouse
     Equipment set forth on Schedule "1" of Exhibit "R".

          "Permitted Exceptions" shall mean all exceptions to title reasonably acceptable to Buyer contained in the title commitments required hereby. Permitted Exceptions shall not include those exceptions which materially adversely affect (i) good, marketable and insurable title to or (ii) use of the Purchased Assets.

          "Purchase Price" shall mean the aggregate sum determined pursuant to the provisions of Article III.

          "Purchased Assets" shall mean the Operating Assets and Inventory, collectively along with any goodwill associated therewith.

          "Purchased Stores" shall mean Store Leases and Owned
     Property associated with the store locations currently owned or leased and operated by Seller which are listed on Schedule "1" of Exhibit "A" and Exhibit "C".

          "Representative" shall mean any officer, director, principal, attorney, agent, consultant, affiliate, stockholder, employee or other representative of Seller or Buyer.

          "Store Inventory" shall mean all good and salable items of merchandise located at the Purchased Stores which are contemplated under Section 4.1. All items of Unsalable Inventory (defined below) are expressly excluded. A complete schedule of the Store Inventory shall be set forth on Exhibit "J".

          "Store Leases" shall mean those leases described on Schedule "1" of Exhibit "C".

          "System Cost" shall mean costing which is consistent with Seller's past practice as set forth in Seller's Listing of Warehouse Inventory dated September 20, 1994 heretofore provided to Buyer, which includes certain off-invoice allowances.

          "Unsalable Inventory" shall mean those items of Store
     Inventory or Warehouse Inventory which are described on Exhibit "K".

          "Violations" shall mean all material violations or notices of material violations of law or governmental ordinances, orders or requirements which exist or are noted in or issued by any housing and building, fire, labor, health, air resources, environmental, highways or any other Federal, state, county or municipal department, agency, authority or bureau having jurisdiction as to conditions affecting any of the Purchased Assets.

          "Warehouse" shall mean the Warehouse Leases and Owned Property associated with the warehouse complex utilized by Seller in connection with its current wholesale operation for the distribution of goods and products and associated services conducted at locations described on Exhibit "G".

          "Warehouse Equipment" shall mean all furniture, fixtures, equipment, machinery, totes, supplies and outdoor signage, along with all additions, accessories and attachments thereto owned or to be owned by Seller on or before the Closing Date and located at the Warehouse and utilized in connection with Seller's business, except (A) supplies and sign faces which bear Seller's name or logo, (B) Seller's office equipment located at Seller's corporate headquarters which is described on Exhibit "S" and (C) Seller's store equipment described on Exhibit "T" attached hereto that is in storage at Seller's
     former milk plant at the Warehouse.   The Warehouse Equipment
     shall consist of all of the foregoing which are either (i) currently Owned Warehouse Equipment or (ii) in the case of Leased Capital Equipment - Warehouse, to be owned by Seller on or prior to the Closing Date.

          "Warehouse Equipment Schedule" shall mean the schedule to be assembled and delivered to Buyer as provided in Section
     4.9. When completed, the Warehouse Schedule shall be affixed hereto as Exhibit "R" and incorporated herein.

          "Warehouse Inventory" shall mean all good and saleable items of merchandise located at the Warehouse which are contemplated under Section 4.6 All items of Unsalable
     Inventory are expressly excluded. A complete schedule of the Warehouse Inventory shall be set forth on Exhibit "I".

          "Warehouse Leases" shall mean those leases described on Schedule "1" of Exhibit "G".

          "Warranties and Guaranties" shall mean all assignable third party warranties, guaranties or similar rights owned by Seller or inuring to Seller's benefit in connection with the Purchased Assets which are in Seller's possession. All Warranties and Guaranties are set forth in Exhibit "D".


                           ARTICLE II

              PURCHASE AND SALE OF PURCHASED ASSETS

     Subject to the terms and conditions set forth herein, Seller hereby agrees to sell, and Buyer hereby agrees to purchase, on the Closing Date, all of Seller's right, title and interest in and to the Purchased Assets. The Purchased Assets shall not include the Excluded Assets.


                           ARTICLE III

                         PURCHASE PRICE


     3.1   Purchase Price.  The Purchase Price for the Purchased
Assets shall (subject to any adjustment hereinafter provided) be comprised of the following components:

          (a) The purchase price for the Operating Assets shall be the sum of Forty-Five Million Dollars ($45,000,000.00), plus

          (b) The purchase price to be paid by Buyer to Seller for the Inventory shall be the purchase price determined by the Inventory Valuation and as set forth on an Inventory
     Certificate, plus

          (c) The obligations, assumptions and/or undertakings set forth in Article V below.

     3.2 Payment of Purchase Price. The Purchase Price shall be paid by wire transfer of immediately available funds to a bank account designated by Seller on the Closing Date and shall total the sum of $45,000,000 plus or minus (i) the prorations described in Section 12.5, plus (ii) an amount equal to 90% of the estimated value of the Inventory, as estimated two (2) days prior to the Closing Date by Seller in good faith and on the basis of the most current information available to Seller at that time. Such amount shall be adjusted after the Closing to conform to the Inventory Valuation. Any amounts owed by either party shall be paid as soon as practicable after the Inventory Valuation is available in immediately available funds by wire transfer to a bank account designated by the party to whom such funds are owed. In addition, following the Closing, Buyer or Seller, as the case may be, shall pay to the other any adjustments to any estimated prorated amounts in accordance with Section 12.5(f).

                           ARTICLE IV

                     INVENTORY AND EQUIPMENT

     4.1 Count of Store Inventory. Seller shall close the Purchased Stores (excluding any pharmacies) at 6:00 p.m. on the day after the Closing Date. A physical count of the Store Inventory (excluding Unsalable Inventory) shall be conducted commencing on the day after the Closing Date by an inventory service company or companies (the "Inventory Service") selected and retained by Buyer and approved by Seller, which approval shall not be unreasonably withheld. The cost of utilizing the Inventory Service shall be borne equally by the parties by way of an appropriate adjustment at Closing. Representatives of Seller and Buyer shall have the right to be present during such physical count to verify the count, to request recounts of any questionable items and to settle all disputes as to Unsalable Inventory. Upon completion of such physical count, except for mathematical errors, other agreed upon changes and disputes regarding physical count or Unsalable Inventory, the count of the Inventory Service shall be final and binding on the parties for all purposes of this Agreement. The parties shall use their best efforts in good faith to cooperate toward the resolution of any disputes as to physical count or Unsalable Inventory prior to the completion of Closing. Any unresolved disputes not resolved by the completion of Closing shall be separately listed and settled by the Chief Executive Officers of the parties as expeditiously as practicable thereafter or, if the parties cannot agree, by an independent third party mutually
acceptable to both parties ("Dispute Resolution Procedure").   Any
such determination of any dispute shall be final and binding on the parties. All such physical counts shall be completed prior to the completion of Closing, or as otherwise agreed by the parties, and the final Inventory Valuation for the Store Inventory shall be completed as soon thereafter as practicable.

     4.2 Valuation for Store Inventory. The Store Inventory shall be valued by applying the following methods to the count reported by the Inventory Service:

         (a) Grocery and Variety Items. The purchase price for the items identified by Seller as grocery and variety (except greeting cards, gift wrap and videos) will be determined pursuant to the calculation below:

     Cost of Store Inventory at Retail   X   Inventory Factor.

     For purposes herein, the Inventory Factor is calculated as follows:

          (Seller's Going-In Gross) + (W/T Expense/
          Realized Sales) = Inventory Factor.

     For purposes herein, Seller's Going-In Gross is defined as the calculation described as "Percent Spread" on Exhibit "M" attached hereto. "Warehouse Expenses", "Transportation Expense" and "Realized Sales" will be defined as set forth on Exhibit "M". The "W/T Expense" is defined as the Warehouse Expenses, plus the Transportation Expense as set forth on Exhibit "M".

     When calculating the Going-In Gross, the parties will use the average of the Going-In Gross from January 1, 1995 through March 25, 1995.

          (b) Backroom. The following items consisting of unopened full cases shall be valued at System Cost:

              1. Frozen Bakery (Bake off or items which need further processing)
              2. Frozen Meat (Product to be fabricated for sale at retail)
              3. Bakery Ingredients (Product to be processed for resale)
              4.   Dry Produce
              5. Lunch Meat and Smoked Meat with 30 days or more shelf life
              6. Non-Perishable Floral (consisting of items to be processed for sale at retail; it being understood that floral supplies are part of Equipment).

          (c) Greeting Cards and Gift Wrap. Greeting cards and gift wrap shall be valued at 50% of retail.

          (d) Videos. The amount to be paid by Buyer for all video tapes in the Purchased Stores will be mutually agreed upon by the parties on or before the Closing Date. In the event that the parties cannot agree upon such amount prior to the Closing Date (i) the video tapes shall be Excluded Assets for all purposes of this Agreement and shall be removed from the Purchased Stores or abandoned as provided in Section 4.3 herein and (ii) Seller may, at its option, designate as Excluded Assets all display racks and equipment utilized in connection with video sales and rentals in the Purchased Stores, including computers, software, computer peripherals and data bases, but excluding sales counters and other fixtures attached to the permanent improvements (collectively, "Video Equipment"). Upon any such designation, such Video Equipment shall be treated as Excluded Assets for all purposes of this Agreement and shall be removed from the Purchased Stores or abandoned as provided in Section 4.3 herein.

          (e) Inventory Certificates. Upon completion of the Inventory Valuation of Store Inventory, which shall be completed prior to the completion of Closing, the Buyer and Seller shall execute an Inventory Certificate which shall contain the Purchase Price for the Store Inventory at each Purchased Store and shall have incorporated therein a complete listing of the Store Inventory for each Purchased Store.

          (f) Pharmacy. The Store Inventory consisting of prescription pharmaceuticals ("Pharmacy Product"), which Buyer is legally permitted to purchase, will be calculated at Seller's acquisition cost less any rebates and allowances up to an aggregate of 3.7%. Any Pharmacy Product with less than a three-month shelf life will either be returned to the supplier by Seller; or if return is restricted, the purchase price for such Pharmacy Product will be Seller's acquisition cost times 50%. Seller will also have the option to transfer any Pharmacy Product with less than a three-month shelf life to another of Seller's stores.

          (g) Third Party Private Label. From the date hereof to the Closing Date, Seller will use its best efforts to deplete third party private label products, which shall include Best Buy, Townhouse and Lucerne.

     4.3 Removal of Excluded Items from Purchased Stores. Seller shall have seven (7) business days from and after the Closing Date to remove all items from the Purchased Stores which are not included in the Purchased Assets. Thereafter, Buyer shall be free at any time to remove and dispose of any such item at its own cost.

     4.4 Consigned Items; Third-Party Items. Seller and Buyer recognize that certain merchandise and equipment belonging to third parties, including items held on consignment and equipment owned or leased by persons permitted to sell their own merchandise in one or more of the Purchased Stores, is located in the Purchased Stores or Warehouse, including but not limited to, vending machines, vendor-owned display racks, broadcasting equipment, ATM equipment, electronic equipment, reverse vending machines, photo centers, cigarette machines, copy machines and telephone systems. All such items will be identified in the inventory count pursuant to Section
4.1. Seller shall notify all such third parties prior to Closing that they must pick up their property prior to the Closing Date unless Buyer, Seller and any such third party reach some mutually agreeable arrangement prior to the Closing Date. To the extent that any of the foregoing items are the subject of an Existing Contract, the provisions of Article V shall supercede the foregoing where applicable.

     4.5 Count of Warehouse Inventory. Seller shall close the Warehouse at 4:00 p.m. on the Closing Date. A physical count of the Warehouse Inventory (excluding Unsalable Items) shall be conducted commencing on the Closing Date by the parties. Representatives of Seller and Buyer shall conduct and remain present during such physical count to verify the count, to request recounts of any questionable items and to settle all disputes as to Unsalable Inventory. Upon completion of such physical count, except for mathematical errors, other agreed upon changes and disputes regarding physical count or Unsalable Inventory, the count of the parties shall be final and binding on the parties for all purposes of this Agreement. Any disputes as to the physical count or Unsalable Inventory shall be resolved in accordance with the Dispute Resolution Procedure. Any such determination of any dispute shall be final and binding on the parties. All such physical counts shall be completed prior to the completion of Closing, or as otherwise agreed by the parties, and the Inventory Valuation for the Warehouse Inventory shall be completed as soon thereafter as practicable.

     4.6  Inventory Valuation for Warehouse Inventory.  The
Warehouse Inventory shall be valued by applying the following methods to the count arrived at by the parties:

          (a)      The purchase price for the Warehouse Inventory
     (other than perishable inventory) will be calculated at Seller's last System Cost, excluding cash discounts.

          (b) The purchase price for the Warehouse Inventory consisting of perishables will be calculated at Seller's last System Cost (which is Seller's acquisition cost), excluding cash discounts.

          (c) Seller will continue to employ System Cost in connection with the Warehouse Inventory until Closing.

          (d) Upon completion of the Inventory Valuation of Warehouse Inventory, which shall be completed as soon as practicable after the Closing Date, the Buyer and Seller shall execute an Inventory Certificate which shall contain the Purchase Price for the Warehouse Inventory and have incorporated therein a complete listing of the Warehouse Inventory.

     4.7 Removal of Excluded Items from Warehouse. Seller shall have thirty (30) business days from and after the Closing Date to remove all items from the Warehouse which are not included in the Purchased Assets. Notwithstanding the foregoing, in the event any such items belonging to Seller unreasonably interfere with Buyer's use of any Purchased Asset, Buyer shall be free at any time after twenty-four (24) hours prior notice to Seller to remove and dispose of any such item. After the expiration of such thirty (30) day period, Buyer may dispose of such items at its own cost.

     4.8 Equipment Schedule. Between the date hereof and the Closing Date, Seller and Buyer shall cooperate to prepare and deliver to Buyer the Equipment Schedule which shall set forth on a per store basis every item of Equipment in each Purchased Store.

     4.9 Warehouse Equipment Schedule. Between the date hereof and the Closing Date, Seller and Buyer shall cooperate to prepare and deliver to Buyer the Warehouse Equipment Schedule which shall set forth on a location basis every item of Warehouse Equipment in each of the locations of the Warehouse.


                            ARTICLE V

                    ADDITIONAL CONSIDERATION

     5.1   Assumption/Undertakings Regarding Certain Existing
Contracts. On the Closing Date, Buyer shall undertake or assume certain obligations in connection with certain specified existing contracts:

          (a) With respect to certain equipment, service, supply or other contracts entered into by Seller prior to November 30, 1994 ("Existing Contracts") which are listed on Exhibit "N" attached hereto and incorporated herein, the parties shall either (i) agree to an assumption of such contract in the form set forth in Exhibit "O" attached hereto and incorporated herein (the "Assignment and Assumption Agreement"), or (ii) enter into an undertaking in the form set forth in Exhibit "O" attached hereto and incorporated herein ("Undertaking"), whereby the burdens and benefits of such agreement are apportioned between the parties in a manner consistent with this Section 5.1 and the agreements to be entered into in connection herewith. The contracts to be assumed are listed on Schedule "1" of Exhibit "N", and the contracts in connection with which an Undertaking shall be executed are listed on Schedule "2" of Exhibit "N".

          (b) For purposes hereof, it is agreed that the contracts which affect some or all of the Purchased Stores and some or all of the Supplied Stores ("ASC"), which are listed on Schedule "2" of Exhibit "N" and separately on Exhibit "P", attached hereto and incorporated herein, shall be subject to the following apportionments:

              (i) Except as set forth below, Buyer will undertake to be responsible for up to twenty-five percent (25%) of the obligations set forth in each ASC to the extent necessary to prevent the triggering of an obligation to repay, buy back or otherwise compensate ("Repayment") the other party to an ASC pursuant to the terms of such ASC or as a result of a default (as such term is defined in each undertaking) under such ASC.

              (ii) With respect to a Repayment:

                   A.   If Buyer's actions or omissions (or the
              actions or omissions of any Buyer member or purchaser of any of the Purchased Stores) trigger a Repayment, Buyer shall be responsible for all of such Repayment.

                   B. If the Repayment is triggered by any event not covered by subparagraphs A or C, Buyer shall be responsible for twenty-five percent (25%) of the Repayment and Seller shall be responsible for the remainder.

                   C. If the Repayment is triggered by Seller in connection with the eighty-two (82) remaining stores or Supplied Stores, Seller shall be responsible for all of such Repayment.

              (iii) With respect to obligations to deal exclusively, obligations to meet certain performance levels and promotional obligations under an ASC, Buyer will cause its retail members or any purchasers which operate the Purchased Stores to carry the required products and/or to otherwise comply with the required performance levels and promotional obligations and Buyer will be responsible for any breach.

              (iv) Any benefits, monetary or otherwise, relating to the ASC contracts received by Seller on an ongoing basis after the Closing Date will be prorated in a manner consistent with the allocation of obligations as set forth above.

          (c) Any contracts exclusively relating to the Warehouse (other than collective bargaining agreements) will be assumed by Buyer and all such contracts are listed on Schedule "1" of Exhibit "N".

          (d) With respect to any contracts which exclusively relate to one or more of the Purchased Stores (other than collective bargaining agreements), Buyer will cause the applicable retail member or purchaser of such Store(s) to (i) assume such contract or (ii) enter into an agreement whereby such retailer agrees to be responsible for such liability and Buyer will be responsible for any damages or liabilities resulting from any breach, non-performance or non-assumption. Such contracts are listed on Schedule "1" of Exhibit "N".

          (e) The K-C Computer Services, Inc. ("K-CCS") contract will be handled in the following manner:

              (i) Prior to Closing, Seller shall analyze its ongoing needs to operate the segment of its business which is not being sold to Buyer at this time. Seller shall advise Buyer of its requirements for services under the K-CCS contract.

              (ii) Buyer will undertake to satisfy and will be responsible for all obligations (including any payments) under the K-CCS contract which are above and beyond
          Seller's ongoing requirements.

              (iii) On or before the Closing Date the parties will enter into a mutually agreeable agreement to document such arrangement.

          (f) The Drake Refrigerated Lines, Inc. ("Drake") contract relating to Seller's fleet will be assumed by Buyer pursuant to a mutually agreeable assumption agreement to be entered into on or before the Closing Date.

          (g) The parties agree to enter into a contract which satisfies the requirements of Section 4204 of the Employee Retirement Income Security Act of 1974, as amended, with respect to the Seller's obligations relating to the Purchased Assets to the Central States, Southeast and Southwest Areas Pension Fund (the "Plan"). The form of such agreement shall be attached hereto as Exhibit "V" and incorporated herein. If any withdrawal liability to the Plan ("TPWL") is triggered by any of the transactions contemplated hereby or otherwise subsequent to the Closing, Buyer will reimburse Seller for such TPWL up to $3,471,000. If Seller and Buyer agree to alternative arrangements for the avoidance of TPWL, Buyer will reimburse Seller the costs associated with such alternative arrangements, if any, up to $3,471,000.

          (h) The parties acknowledge that Seller has entered into other contracts not listed on Exhibit "N" ("Excluded Contracts") and have both independently reviewed the Excluded Contracts and have determined that Buyer's purchase of the Purchased Stores shall not result in a default thereunder or any resultant liabilities or damages to Seller, and that Buyer does not undertake any liability or responsibility for the Excluded Contracts.

          (i) With respect to contracts Seller enters into after November 30, 1994 relating to the Purchased Assets, Seller and Buyer shall discuss such contracts in an effort to reach mutual agreement as to whether and to what extent Buyer may have any responsibility for such contracts or any portion thereof.

     5.2   Assumption of Leases.  On the Closing Date, Buyer and
Seller shall execute such mutually agreeable documentation as may be reasonably required to assume Seller's obligations under the Leases.

     5.3 Supply Agreement. On the Closing Date, Buyer and Seller shall execute the Supply Agreement. As further inducement in connection with all of the other provisions hereof relating to the purchase of and transfer of title to the Warehouse, Warehouse Inventory, Warehouse Equipment, and the goodwill associated therewith and the undertakings and/or assumptions in connection with contracts relating to the Warehouse and its operations, and as an integral and non-severable part thereof, the Supply Agreement shall contain the Volume Protection Rights.

     5.4 Open Warehouse Purchase Orders. Commencing fifteen (15) days prior to the Closing Date, Buyer and Seller will coordinate all existing and future purchase orders for items to become Warehouse Inventory. Buyer shall designate a representative to be on site during such period. After the Closing Date all obligations under outstanding purchase orders for Warehouse Inventory will become part of Buyer's ongoing replenishment program, and Buyer will assume Seller's obligations under such purchase orders.

                           ARTICLE VI

            REPRESENTATIONS AND WARRANTIES OF SELLER

     In addition to any representations and warranties contained elsewhere in this Agreement, Seller hereby makes the following representations and warranties to and for the benefit of Buyer, its successors and assigns, in connection with the Purchased Assets, each of which warranties and representations (i) is material and being relied upon by Buyer, and (ii) is true in all respects as of the date hereof (or such other date as may be indicated), (iii) and shall be true and correct in all material respects on the Closing Date.

     6.1   No Violations.   Except as set forth on Exhibit "F",
Seller is not aware of any existing or threatened Violations with respect to the Purchased Assets. Except as set forth on Exhibit "F", Seller has received no written notification alleging any existing material violation of any applicable statutes, rules, regulations, ordinances, codes, orders, licenses, permits or authorizations, as such now apply to the Purchased Assets, including without limitation, any applicable business, building, zoning, antipollution, occupational safety, health or other law, ordinance or regulation.

     6.2 Leases. Included on Exhibit "C" is a complete, true and correct schedule (Schedule "1") of all documents comprising the Store Leases. Included on Exhibit "G" is a complete, true and correct schedule (Schedule "1") of all documents comprising the Warehouse Leases. All of said Leases are now in full force and effect.

     6.3 Equipment Schedule. To the best of Seller's knowledge, the Equipment Schedule (also referred to as Exhibit "H") is a complete, true and correct schedule of the Equipment and its location as of the Closing Date.

     6.4 Warranties and Guaranties. To the best of Seller's knowledge, Exhibit "D" includes a true and correct summary of all Warranties and Guaranties concerning the Equipment and other
Purchased Assets.

     6.5 Title. Seller has good, marketable and, where applicable, insurable title to the Purchased Assets, and agrees to convey free and clear (subject to any Permitted Exceptions), good, marketable and, where applicable, insurable title to such assets as provided for herein.

     6.6 Taxes. All sales, excise, payroll, personal property, license, transaction, privilege, rental and real property taxes due and payable in connection with Seller's ownership or operation of the Purchased Assets prior to the Closing have been, or at the Closing will be paid in full. Any accrued but not yet payable amounts shall be prorated between Buyer and Seller as set forth herein.

     6.7 Environmental Matters. Except as set forth on Exhibit "F", to the best of Seller's knowledge, there are no Adverse Environmental Conditions located in, on or under or existing in connection with any Purchased Asset. A list of all remediation plans existing in connection with Adverse Environmental Conditions is attached as Schedule "1" of Exhibit "F". Copies of all such remediation plans shall be attached as Schedule "2" of Exhibit "F".

     6.8 Organization of Seller. Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is duly licensed and qualified to do business as a foreign corporation and is in good standing in the States of Oklahoma, Kansas and Texas.

     6.9 Authorization. Seller has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, including approval of its Board of Directors. This Agreement has been duly executed and delivered by Seller and is a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

     6.10 Liens and Encumbrances. Seller shall convey all Purchased Assets free and clear of all liens, claims and encumbrances except for Permitted Exceptions. All obligations of every kind, character or description which do or could constitute a valid and perfected lien, claim or encumbrance on the Purchased Assets and which are payable by Seller prior to the Closing Date have been or will be paid or otherwise satisfied by Seller prior to the Closing Date. Specifically, as of the Closing Date, there shall be no mechanics', artisans' or other liens, contractors' or subcontractors' claims, unpaid bills for material or labor pertaining to the Purchased Assets or any other similar items which might in each case adversely affect the Purchased Assets or Seller's free and unencumbered title thereto.

     6.11 Litigation, Proceedings and Applicable Law. Other than as set forth in Exhibit "E" hereto, there are no actions, suits, proceedings or investigations pending or, to the best knowledge of Seller, threatened against Seller, either at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind which would materially adversely affect the Purchased Assets or the consummation or performance of the transactions contemplated hereby and, to the best knowledge of Seller, there is no valid basis for any such action, suit, proceeding or investigation. Except as set forth in Exhibit "E" hereto, to the best of Seller's knowledge, Seller is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Seller which would materially adversely affect the Purchased Assets or the consummation or performance of the transactions contemplated hereby. There is not a reasonable likelihood of an adverse determination in any pending proceeding which would, individually or in the aggregate, have a material adverse effect on the Purchased Assets or Seller's ability to perform hereunder or under the Supply Agreement.

     6.12 No Conflict or Violation. Except as set forth on Exhibit "F", neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a material violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Seller,
(b) a material breach of, or a material default under, any material term or provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Seller is a party or an event which, with notice, lapse of time, or both, would result in any such breach or default, or (c) a material violation by Seller of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or an event which with notice, lapse of time, or both, would result in any such violation, which breach, default or violation would in the case of (a), (b) or (c) above have a material adverse effect on the Purchased Assets or on Seller's ability to consummate or perform the transactions contemplated hereby.

     6.13 Consents and Approvals. The list attached hereto as Exhibit "W", is a true, correct and complete list of all individuals and/or entities from whom consent is required to consummate or perform all or any part of the transactions contemplated under this Agreement or the Supply Agreement. No other consents and/or approvals are required.

         No Physical Defects.  Except as set forth on Exhibit
"F", to the best of Seller's knowledge, there are no material physical or mechanical defects in the Purchased Assets and all of the Inventory is fit for resale to the public.

     6.15 Omissions. None of the representations and warranties of Seller or other information contained in this Agreement or any certificate furnished or to be furnished by Seller or any of its representatives hereunder contains or will contain any untrue statement of material fact or omits or will omit any material fact necessary, in light of the circumstances under which it was made, to make the statements made therein not misleading taken as a whole.

     6.16 Value of Assets. The consideration being received for the Purchased Assets hereunder equals or exceeds the fair market value of the Purchased Assets.

     6.17 Brokerage Fees. Except for the commission owed to Lazard Freres & Co., which shall be paid by Seller, Seller has not engaged any other broker in connection with this transaction.

     6.18 Existing Contracts and ASC. Included on Exhibit "N" is a complete, true and correct schedule of all documents comprising the Existing Contracts. Included on Exhibit "P" is a complete, true and correct schedule of all documents comprising the contracts referred to as ASC. All of the Existing Contracts and ASC contracts are in full force and effect.

     6.19 Warehouse Equipment Schedule. To the best of Seller's knowledge, the Warehouse Equipment Schedule (also referred to as "Exhibit "R") is a complete, true and correct schedule of the Warehouse Equipment as of the Closing Date.
     6.20 Supplied Stores. Schedule "2" of Exhibit "A" is a complete, true and correct schedule of the Supplied Stores.

     6.21 Financial Restructuring. Seller represents that its current plans and intentions in connection with any financial restructuring or sale of assets do not include any type of bankruptcy proceeding. Prior to the Closing Date, Seller will keep Buyer fully advised in connection with any financial restructuring which would adversely affect Seller's ability to comply with the terms hereof or under the Supply Agreement and shall deliver any evidence of any such financial restructuring to Buyer. In addition any sale of assets will be conducted in a manner which is consistent with Buyer's Volume Protection Rights.

     6.22 Insurance. The Purchased Assets are insured by Seller for Seller's benefit and will be so insured until the Closing Date in amounts and against risks deemed adequate by Seller. Seller has not received any notice or request from any insurance company or Board of Fire Underwriters or governmental agency, department, bureau or other entity requiring or demanding the performance of any work or alteration with respect to the Purchased Assets.


                           ARTICLE VII

             REPRESENTATIONS AND WARRANTIES OF BUYER

     In addition to any representations and warranties contained elsewhere in this Agreement, Buyer hereby makes the following representations and warranties to and for the benefit of Seller, its successors and assigns, in connection with the Purchased Assets, each of which warranties and representations (i) is material and being relied upon by Seller, and (ii) is true in all respects as of the date hereof (or such other date as may be indicated), (iii) and shall be true and correct in all material respects on the Closing Date.

     7.1 Organization of Buyer. Buyer is duly organized, validly existing and in good standing under the laws of the State of Missouri and is qualified to do business in the States of Kansas, Texas and Oklahoma.

     7.2 Authorization. Buyer has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, including approval of its Board of Directors. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation, enforceable against it in accordance with its terms.

     7.3 No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (a) a material violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of Buyer, (b) a material breach of, or a default under, any term or provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Buyer is a party or an event which with notice, lapse of time, or both, would result in any such breach or default, or (c) a material violation by Buyer of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award, or an event which with notice, lapse of time, or both, would result in any such violation, which breach, default or violation would in the case of (a), (b) or (c) above, have a materially adverse effect on Buyer or its ability to consummate or perform the transactions contemplated hereby.

     7.4 Litigation, Proceedings and Applicable Law. Other than as set forth in Exhibit "X" hereto, there are no actions, suits, proceedings or investigations pending or, to the best knowledge of Buyer, threatened against Buyer, either at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind which would materially adversely affect the Purchased Assets or the consummation or performance of the transactions contemplated hereby and, to the best knowledge of Buyer, there is no valid basis for any such action, suit, proceeding or investigation. Except as set forth in Exhibit "X" hereto, to the best of Buyer's knowledge, Buyer is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Buyer which would materially adversely affect the Purchased Assets or the consummation or performance of the transactions contemplated hereby. There is not a reasonable likelihood of an adverse determination in any pending proceeding which would, individually or in the aggregate, have a material adverse effect on the Purchased Assets or Buyer's ability to perform hereunder or under the Supply Agreement.

     7.5 Consents and Approvals. The list attached hereto as Exhibit "Y", is a true, correct and complete list of all individuals and/or entities from whom consent is required to consummate or perform all or any part of the transactions contemplated under this Agreement or the Supply Agreement. No other consents and/or approvals are required.

     7.6 Omissions. None of the representations and warranties of Buyer or other information contained in this Agreement or any certificate furnished or to be furnished by Buyer or any of its representatives hereunder contains or will contain any untrue statement of material fact or omits or will omit any material fact necessary, in light of the circumstances under which it was made, to make the statements made therein not misleading.

     7.7 Brokerage Fees. Buyer has not engaged any broker in connection with this transaction.

                          ARTICLE VIII

               CONDITIONS TO SELLER'S OBLIGATIONS

     The obligations of Seller to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     8.1 Representations, Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Buyer shall have performed, in all material respects, all agreements, covenants and obligations required hereby to be performed prior to or at the Closing Date, including the execution of all documents contemplated under Article XII.

     8.2 Consents. Seller and Buyer shall have obtained all consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Purchased Assets to Buyer and to consummate the transactions contemplated hereby.

     8.3 No Governmental Proceedings or Litigation. No suit, action, eminent domain proceeding or other legal or administrative proceeding by any governmental authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially damage Seller if the transactions contemplated hereunder are consummated.

     8.4 Corporate Documents. Prior to the execution hereof, Seller shall have received from Buyer resolutions adopted by the board of directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by Buyer's corporate secretary and reasonably satisfactory to Seller. Prior to Closing, Seller shall have received from Buyer a current certificate of good standing and/or authorization to conduct business by a foreign corporation from the offices of the Secretary of State of Missouri, Kansas, Texas and Oklahoma.

     8.5 Legal Compliance. Seller shall have received satisfaction of all requirements, which in the reasonable opinion of legal counsel, need to be satisfied relating to the HSR Act, Department of Justice, Federal Trade Commission, Securities Exchange Commission and any other approval by any applicable regulatory authority required or requested to rule on this transaction. In connection with the foregoing, Seller shall have received a certificate from Buyer dated as of the Closing Date, stating that the HSR Filings by Buyer in connection with this Agreement have been properly filed with the appropriate agencies and that the waiting periods with respect to the HSR Filings have expired. This certificate shall also describe the date when the HSR Filings were made, the date on which any request from the Federal Trade Commission or Department of Justice for additional information was received and the date on which such additional information, if requested, was filed with the agency so requesting.

     8.6 Buyer's Cooperation Regarding Legal Requirements. Buyer shall provide evidence of Buyer's compliance with all laws, ordinances, rules and regulations relating to the transfer of the Purchased Assets (including those related to the transfer of Inventory consisting of liquor and pharmaceuticals). For purposes hereof, "evidence" shall mean copies of all documents needed to reflect Buyer's ability to purchase the Purchased Assets.

     8.7 Opinion of Counsel. Buyer shall have delivered to Seller an opinion of Rose, Brouillette & Shapiro, P.C., counsel to Buyer, dated as of the Closing Date, in form and substance satisfactory to Seller, to the effect that:

          (a) Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Missouri; Buyer is duly qualified to do business as a foreign corporation in the States of Kansas, Texas and Oklahoma;

          (b) Buyer has the necessary corporate power and authority to enter into this Agreement and the Supply
     Agreement and consummate the transactions contemplated hereby and thereby;

          (c) All corporate action by Buyer required in order to authorize the execution and delivery of this Agreement and the Supply Agreement and the consummation of the transactions contemplated hereby and thereby has been duly and validly taken and no approval of the retail members of Buyer is required in connection therewith or, if required, such approval has been duly obtained;

          (d) This Agreement and the Supply Agreement have been duly executed and delivered by Buyer and are the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity) or other customary limitations reasonably satisfactory to Seller's counsel; and
          (e) Neither the execution and delivery of this Agreement or the Supply Agreement by Buyer nor the consummation of the transactions contemplated by either this Agreement or the Supply Agreement will (i) violate the Articles of Incorporation or Bylaws of Buyer or (ii) to the best knowledge without independent investigation of such counsel, violate any judgment, decree, injunction, writ or order applicable to Buyer.

     In rendering such opinion, such counsel may rely as they deem advisable (a) as to matters governed by the laws of jurisdictions other than states in which they maintain offices, upon opinions of local counsel satisfactory to such counsel, and (b) as to factual matters, upon certificates and assurances of appropriate governmental agencies, public officials and officers of Buyer.

     8.8 Supply Agreement. Seller and Buyer shall have entered into (i) a Supply Agreement in the form of Exhibit "B" attached hereto and incorporated herein which contains the Volume Protection Rights referred to in the recitals to this Agreement and (ii) all the instruments referred to in Section 12.2 hereof.

     8.9 Physical Inventories and Equipment Schedules. The physical inventories and equipment schedules contemplated by
Article IV shall have been completed.

                           ARTICLE IX

                CONDITIONS TO BUYER'S OBLIGATIONS

     The obligations of Buyer to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

     9.1 Representations, Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date, except as and to the extent that the facts and conditions upon which such representations and warranties are based are expressly required or permitted to be changed by the terms hereof, and Seller shall have performed in all material respects all agreements, covenants and obligations required hereby to be performed by it prior to or on the Closing Date, including the execution of all documents contemplated under Article XII.

     9.2 Consents. Seller and Buyer shall have obtained all consents, approvals and waivers from governmental authorities and other parties necessary to permit Seller to transfer the Purchased Assets to Buyer and to consummate the transactions contemplated hereby.

     9.3 No Governmental Proceedings or Litigation. No action by any governmental authority shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially and adversely affect the right or ability of Buyer to purchase, own, operate or possess the Purchased Assets after the Closing Date.

         Corporate Documents. Prior to the execution hereof, Buyer shall have received from Seller resolutions adopted by the board of directors of Seller approving this Agreement and the transactions contemplated hereby, certified by Seller's corporate secretary and reasonably satisfactory to Buyer. Prior to Closing, Buyer shall have received from Seller a current certificate of good standing and/or authorization to conduct business by a foreign corporation from the offices of the Secretary of State of Delaware, Oklahoma, Texas and Kansas.

     9.5 Physical Inventories and Equipment Schedules. The physical inventories and equipment schedules contemplated by
Article IV shall have been completed.

     9.6 Legal Requirements. Buyer shall have received the following:

          (a) Evidence of compliance with the Worker Adjustment and Retraining Notification Act ("WARN") and all related laws, regulations or ordinances in respect to plant closing. For purposes hereof, "evidence" shall consist of copies of all documentation posted and/or sent to third parties.

          (b) Evidence of compliance with all laws, ordinances, rules and regulations relating to the transfer of the Purchased Assets as contemplated hereby (including those related to the transfer of Inventory consisting of liquor and pharmaceuticals). For purposes hereof, "evidence" shall consist of the required licenses and permits.

          (c) Satisfaction of all requirements, which in the reasonable opinion of legal counsel, need to be satisfied relating to the HSR Act, Department of Justice, Federal Trade Commission, Securities and Exchange Commission and any other approval by any applicable regulatory authority required or requested to rule on this transaction. In connection with the foregoing, Buyer shall have received a certificate from Seller dated as of the Closing Date, stating that all HSR Filings by Seller in connection with this Agreement have been properly filed with the appropriate agencies and that the waiting periods with respect to the HSR Filings have expired. This certificate shall also describe the date when the HSR Filings were made, the date on which any request from the Federal Trade Commission or Department of Justice for additional information was received and the date on which such additional information, if requested, was filed with the agency so requesting.

          (d) Evidence of compliance with laws, ordinances, rules and regulations in connection with the Securities and Exchange Commission. For purposes hereof, "evidence" shall consist of copies of all documentation sent to and/or filed with the Securities and Exchange Commission in connection with this transaction from January 1, 1995 through the Closing Date.

     9.7 Supply Agreement. Seller and Buyer shall have entered into a Supply Agreement in the form of Exhibit "B" attached hereto and incorporated herein which contains the Volume Protection Rights referred to in the recitals to this Agreement.

     9.8 Owner of Purchased Assets. The Purchased Assets shall be owned by Seller on or prior to the Closing Date.

     9.9 Title. Prior to the Closing Date Buyer shall obtain, at its expense, title commitments in connection with all of the Purchased Assets consisting of Owned Property or interests therein including, but not limited to leasehold estates, which commitments shall contain no exceptions which materially adversely affect the good, marketable and insurable title of such Purchased Assets. The commitments may include the Permitted Exceptions. Such title commitments (and the proper state of title being shown thereby) shall be a condition precedent to Buyer's obligations hereunder, but Seller shall not be obligated to cure any objectionable exceptions.

     9.10 U. C. C. Prior to the Closing Date, Buyer shall have received, at its expense, UCC reports with respect to the Purchased Assets; provided that if such reports show liens and encumbrances, it shall be a condition precedent that Seller deliver the Purchased Assets free and clear of such liens and encumbrances, except for liens for accrued taxes which are not yet due and payable and Permitted Exceptions.

     9.11  Changes.  The existence of no material
misrepresentations, material misstatements or material adverse changes relating to the Purchased Assets or the consummation or performance of the transactions contemplated hereby.

     9.12 Intentionally Omitted.

     9.13 Financial Statements. Receipt by Buyer of the most recent year-end audited, consolidated financial statements of Homeland Holding Corporation (which includes Homeland Stores, Inc.) available from time to time through the Closing Date.
     9.14 Liens and Encumbrances. Except for liens for accrued taxes which are not yet due and payable and Permitted Exceptions, Seller shall transfer the Purchased Assets free and clear of all liens and encumbrances or cause such liens or encumbrances to be deleted from Buyer's title policies.

     9.15 Consent and Non-Disturbance. Receipt by Buyer of the consents of the landlord/lessor of any leasehold interest in connection with the assignment of any leasehold interests, if required under the controlling document relating to such lease. Receipt by Buyer of nondisturbance and attornment agreements from any lienholder or mortgage holder with a superior position to Seller with respect to any leasehold. Seller and Buyer will not be required to give economic incentives in connection with obtaining the foregoing. Receipt by Buyer of the consents from any contracting party with Seller in connection with the assignment, assumption or undertakings relating to the Existing Contracts, if required under the controlling document relating to such lease.

     9.16 Estoppel Certificates. Buyer's receipt of an estoppel certificate acceptable to Buyer from all landlords and/or lessors on any lease being assumed by Buyer, except where the failure to obtain any such certificate or certificates would not have a material adverse effect in connection with the Purchased Stores and Warehouse taken as a whole. Buyer's receipt of an estoppel certificate acceptable to Buyer from all third parties to any material contract being assumed by Buyer, except where the failure to obtain any such certificate or certificates would not have a material adverse effect on the Purchased Assets taken as a whole. Seller and Buyer will not be required to give economic incentives in connection with obtaining the foregoing.

     9.17 Survey. Buyer shall have received, prior to the Closing Date surveys of the premises relating to the Leases and Owned
Property in connection with the Purchased Assets. Such activities shall be conducted at Buyer's expense.

     9.18 Environmental. At Buyer's expense, Buyer shall have received an environmental audit and studies of the premises relating to the Leases and Owned Property, and the results of audits and studies shall meet the approval of Buyer. Buyer shall promptly notify Seller of any material defects in the Purchased Assets. Cure of any such material defects shall be a condition precedent to Buyer's obligations hereunder; provided, however, Seller and Buyer shall not have to pay third parties any amounts in connection with any such material defect. Except as otherwise required by Environmental Laws, the results of such environmental audits and studies shall be held confidential by Buyer.

     9.19 Lender Compliance. Seller providing to Buyer copies of all consents identified on Exhibit "W" as executed by all required parties. The form of consent to be obtained from the holders of the Indenture dated as of March 4, 1992 (the "Indenture") and lenders which are parties to the Revolving Credit Agreement dated as of March 4, 1992 (the "Revolving Credit Agreement") (each as further identified on Exhibit "W") shall be reasonably acceptable to Buyer.

     9.20 Fair Market Value Opinion. Receipt by Buyer of a satisfactory fair market value opinion/appraisal of the Purchased Assets, and an auditor's review report from the date of Seller's last audited financial statements to the date closest to the Closing Date which is practicable from mutually agreeable experts. Seller shall engage experts reasonably acceptable to Buyer; provided, however, such activities will be at Buyer's expense. Such appraisal or report shall be reasonably satisfactory to Buyer in all material respects. For purposes hereof, The Manufacturers Appraisal Company will be an independent expert acceptable to Buyer.

     9.21 Solvency. Receipt by Buyer of a report regarding the solvency of Seller (whether solvent or not) from an appropriate expert. Seller will engage experts reasonably acceptable to Buyer; provided however, such activities will be at Buyer's expense. For purposes hereof, Corporate Financial Consultants will be an independent expert acceptable to Buyer.

     9.22 Opinion of Counsel. Seller shall have delivered to Buyer opinions of Crowe & Dunlevy as to items (a), (b), (c), (d),
(e)(i) and (e)(ii), and Debevoise & Plimpton as to items (e)(iii) and (f), counsel to Seller, dated as of the Closing Date, in form and substance satisfactory to Buyer, to the effect that:

          (a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware; Seller is duly qualified to do business as a foreign corporation in the States of Kansas, Texas and Oklahoma;

          (b) Seller has the necessary corporate power and authority to enter into this Agreement and the Supply
     Agreement and consummate the transactions contemplated hereby and thereby;

          (c) All corporate action by Seller required in order to authorize the execution and delivery of this Agreement and the Supply Agreement and the consummation of the transactions contemplated hereby and thereby has been duly and validly taken and no approval of the stockholders of Seller is required in connection therewith or, if required, such approval has been duly obtained;

          (d) This Agreement and the Supply Agreement have been duly executed and delivered by Seller and are the valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors' rights generally or by equitable principles (whether considered in an action at law or in equity) or other customary limitations reasonably satisfactory to Buyer's counsel;

          (e) Neither the execution or delivery of this Agreement or the Supply Agreement by Seller nor the consummation of the transactions contemplated by either this Agreement or the Supply Agreement will (i) violate the Certificate of Incorporation or Bylaws of Seller, (ii) to the best knowledge without independent investigation of such counsel, violate any judgment, decree, injunction, writ or order applicable to Seller or (iii) constitute a default under the Indenture or Revolving Credit Agreement; and

          (f) Payments by the issuing bank under the Letter of Credit to Buyer will not be avoided as preferential payments pursuant to Section 547 of the Bankruptcy Code if Seller should become a debtor in a proceeding under the Bankruptcy Code.

In rendering such opinion, such counsel may rely as they deem advisable (a) as to matters governed by the laws of jurisdictions other than states in which they maintain offices, upon opinions of local counsel satisfactory to such counsel, and (b) as to factual matters, upon certificates and assurances of appropriate governmental agencies, public officials and officers of Seller.

     9.23 Physical Inspection. Buyer conducting a physical inspection of all Purchased Assets to be purchased and performing all tests and acts deemed reasonably necessary by Buyer, including without limitation, mechanical inspections, engineering and soil borings, such activities to be conducted at Buyer's expense. The foregoing is in addition to (and not in lieu of) a physical inventory of all Equipment, as described herein. Buyer shall promptly notify Seller of any material defects in the Purchased Assets. Cure of any such material defects shall be a condition precedent to Buyer's obligations hereunder. Seller may elect to cure such defects or not at its sole discretion.

     9.24 Violations. To the extent not specifically covered in this Article IX, all Violations shall be cured prior to Closing.


                            ARTICLE X

                      AFFIRMATIVE COVENANTS

     10.1 No Solicitation. Through June 1, 1995, Seller will not solicit further offers for the Purchased Assets.

     10.2 Additional Actions. Seller and Buyer each hereby covenants that it shall (a) perform all respective acts or refrain from performing all respective omissions contemplated herein during the period from the signing of this Agreement through the Closing Date or such later date as may be specifically set forth herein and
(b) proceed diligently to cause the satisfaction of all conditions precedent contained herein as expeditiously as possible. The foregoing shall not obligate either party to expend any consideration in connection with such activities other than as specifically contemplated hereby.

     10.3  Estoppel Certificates.   Buyer shall use its reasonable
best efforts to obtain the consents and nondisturbance and attornment agreements described in Section 9.15 and the estoppel certificates described in Section 9.16. Seller shall cooperate with Buyer in obtaining such agreements, estoppel certificates and consents to assignments/assumptions in form and substance reasonably satisfactory to Buyer indicating, among other things, all landlords' or lessors' acquiescence to the transactions contemplated hereby. Neither party shall be required to give any consideration in order to obtain any of the foregoing from third parties.

     10.4 Conduct of Business. Until the Warehouse and Purchased Stores are delivered to Buyer in accordance with the provisions of
Article XII, unless otherwise agreed to in writing by Buyer, Seller shall operate the Warehouse and Purchased Stores. Seller shall cause all utilities and Equipment at all Purchased Stores and Warehouse facilities to be kept on until each such location is delivered to Buyer. As soon as the Warehouse and as soon as each of the Purchased Stores is delivered to Buyer, Buyer shall commence operation of such facility.

     10.5 Access to Premises and Properties. Seller shall make available and give full access during mutually agreeable hours (or, failing agreement, during normal store or office hours) to Buyer, its attorneys, accountants, employees, consultants and other representatives to such of the premises, properties, records, reports, contracts, agreements, financial and tax information and any other data related to the Purchased Assets which is reasonably requested by Buyer and is in the possession of Seller or obtainable by Seller without cost. Buyer shall diligently pursue its review of documents and all investigations, inspections and due diligence and use its reasonable best efforts to complete all such due diligence as soon as practicable prior to the Closing Date. In addition, Buyer shall order the UCC search and surveys so that the condition in Sections 9.10 and 9.17 can be satisfied prior to Closing. It is specifically understood that Buyer shall have the right at its own cost, peril and risk with no liability to Seller, to enter upon the real property owned, leased or operated by Seller for purposes of surveying, conducting physical inspections and environmental audits and collecting such other data as Buyer deems desirable; provided, however, (i) Buyer will not take any action which may unreasonably interfere with the continued present use, operation and occupancy of such property by Seller or materially adversely affect such property, (ii) Buyer shall restore such property to substantially the same condition as exists immediately prior to the date of such activity and (iii) Buyer shall indemnify and hold Seller harmless from any and all claims, costs, demands or expenses resulting from or arising out of any such activities by Buyer upon the property of Seller. Seller shall use its reasonable best efforts to facilitate all of the foregoing due diligence on the part of Buyer. Neither party shall be required to give any consideration (other than fees negotiated for the performance of tasks by third parties) to any third party in connection with the performance by Buyer of its due diligence.

     10.6 HSR Filings. Seller and Buyer shall each prepare and submit, in a timely manner, all necessary filings for Seller and Buyer in connection with this Agreement under the HSR Act and the rules and regulations thereunder. Seller and Buyer shall request expedited treatment of such filing by the Federal Trade Commission, shall make promptly any appropriate or necessary subsequent or supplemental filings, and shall furnish to each other copies of all HSR Filings at the same time as they are filed with the government.

     10.7 Maintenance of Purchased Assets. From the date hereof, through and including the Closing Date, Seller will continue to maintain the Purchased Assets in current condition and repair, ordinary wear and tear and damage by fire or other casualty, or by acts of God and the elements, excepted; and Seller shall perform any and all of the obligations imposed upon it under the Leases.

     10.8 Warranties and Guaranties. Seller shall convey to Buyer at Closing all Warranties and Guaranties relating to any of the Purchased Assets.

     10.9 Changes. In the event either party becomes aware that any changes occur as to any information, documents or Exhibits referred to in this or the other sections in this Agreement, such party will disclose the same to the other party as soon as practicable. In the event either party discovers any information in the course of its due diligence investigation that is contrary to the information or representations and warranties of the other party set forth herein or in any documents delivered to such party pursuant hereto, such party shall inform the other of any such discrepancy as soon as practicable.


     10.10 Supply Agreement. Prior to or concurrent with Closing, Buyer and Seller shall enter into (i) the Supply Agreement relating to the Supplied Stores and (ii) all instruments referred to in Section 12.2.

     10.11 Pharmacy. Buyer shall cause the retailers which acquire Purchased Stores with pharmacy operations to diligently pursue the procurement of National Association Boards of Pharmacy ("NABP") numbers; however, Seller agrees that, to the extent legally permissible, it will allow Buyer's retailers to use the NABP number assigned to each store with pharmacy operations in order to process prescription payments under third-party contracts, until such time as such third party contracts are extended to the retailers under its own NABP number. Furthermore, Buyer shall cause the retailers which acquire stores with pharmacy operations to diligently pursue the procurement of Drug Enforcement Agency ("DEA") numbers; however, Seller agrees that, to the extent legally permissible, it will allow Buyer's retailers to use the DEA numbers until the DEA assigns each such retailer its own DEA number.

     10.12 Seller's Cooperation Relating to Closing. Seller understands that Buyer intends to transfer certain of the Purchased Assets to its retail members and that a contemporaneous closing of all of these related transactions is imperative to Buyer to insure continuity of operations, and Seller agrees to use its best efforts to coordinate the timing of the Closing and other Closing mechanics with Buyer so as to permit the transfer of such Purchased Assets to its retail members.

     10.13 Delivery Items. To the extent Seller has not already done so and as soon as reasonably possible following the execution of this Agreement, Seller shall provide to Buyer (i) the documents described on Exhibit "Q" attached hereto and incorporated herein, (ii) a complete list and complete, true and correct copies of the Existing Contracts, (iii) Seller's proforma opening balance sheet and profit and loss statement showing projections of Seller's operation for Seller's fiscal years 1995 and 1996 and (iv) a certified copy of the resolution by Seller's board of directors approving this transaction. To the extent Buyer has not already done so and as soon as reasonably possible following the execution of this Agreement, Buyer shall provide to Seller a certified copy of the resolution by Buyer's board of directors approving this transaction.

     10.14 Acquisition of Title to Leased Capital Equipment - Stores and Leased Capital Equipment - Warehouse. On or before the delivery to Buyer of the Leased Capital Equipment - Stores and the Leased Capital Equipment - Warehouse, Seller shall obtain good, marketable and unencumbered title to such Purchased Assets.

     10.15 Location of Equipment. The Equipment located in the Purchased Stores and the Warehouse Equipment shall remain in each respective Purchased Store and the Warehouse. No Equipment or Warehouse Equipment will be moved between and among the Warehouse, Purchased Stores, Supplied Stores or any other store owned, operated or closed by Seller, unless otherwise agreed to by Buyer.


                           ARTICLE XI

                       NEGATIVE COVENANTS

     From the date hereof to and including the Closing Date, Seller shall not take or permit to be taken any of the following actions, except with the prior written consent of Buyer:

          (a) Sale or Encumbrance of Purchased Assets. Sell, transfer, mortgage, pledge or encumber any of the Purchased
     Assets other than sales of Inventory;

          (b) Material Transactions or Agreements. Enter into any material transaction or material or long-term agreement pertaining to the Purchased Assets or Supplied Stores which would materially impair Seller's ability to perform its obligations under the Supply Agreement; or

          (c) Violation of Law. Take any action which would knowingly cause a Violation or otherwise knowingly violate in any material respect any law or regulation or impair in any material respect the value of the Purchased Assets.


                           ARTICLE XII

                             CLOSING

     12.1 Closing. The Closing of the transactions contemplated herein shall be held at 10:00 a.m. central time on the Closing Date at the offices of Buyer, unless the parties hereto otherwise agree.

     12.2  Conveyances at Closing.

          (a) Instruments. To effect the transfers referred to herein, subject to the provisions of Section 12.6, Seller will, on the Closing Date, execute and deliver to Buyer (or
     Buyer's designee):

               (i) One or more special warranty deeds conveying in the aggregate all of the Purchased Assets which constitute Owned Property;

               (ii)  One or more assignment and assumption
          agreements conveying in the aggregate all of the Purchased Assets which are Leases;

               (iii) One or more bills of sale and/or assignments conveying in the aggregate all of the Purchased Assets which are personal property;

               (iv) Assignments of all Warranties and Guaranties relating to the Purchased Assets;

               (v) Such other instruments as shall be reasonably requested by Buyer or the Title Company to vest in Buyer title to the Purchased Assets in accordance with the provisions hereof.

          (b) Form of Instruments. All of the foregoing instruments shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Buyer and Seller. The parties shall agree upon the form and content of the foregoing instruments prior to Closing.

     12.3 Other Deliveries at Closing. In addition to the foregoing matters, on the Closing Date (or such later date as set forth herein):

          (a) Purchase Price. Buyer shall deliver the required cash portion of the adjusted Purchase Price for the Purchased Assets by wire transfer of immediately available funds.

          (b) Assumptions and Undertakings. The parties shall execute, as required, the Undertakings pursuant to Section
     5.1(a)(ii) and the Assignment and Assumption Agreements pursuant to Section 5.1(a)(i).

          (c) Certificates. Buyer and Seller shall deliver all required certificates or other documents required on the Closing Date as set forth below:

               (i)   Equipment Schedule
               (ii)  Warehouse Equipment Schedule
               (iii) Inventory Certificates
               (iv)  Good Standing Certificates
               (v)   Buyer's Hart-Scott-Rodino Certificate
               (vi)  Seller's Hart-Scott-Rodino Certificate
               (vii) Officer's Certificate that all
                     representations and warranties are still true
               (viii)     FIRPTA Certificates
               (ix) Supplemental Agreement Regarding Section 4204 of ERISA
               (x) Certificates, affidavits or other documents required in connection with sales tax or other transfer taxes.

          (d) Possession. Seller shall deliver physical possession of the Purchased Assets to Buyer in accordance with the following:

               (i) Each of the Purchased Stores and the Store Inventory, Equipment and any other Purchased Assets associated with each of the Purchased Stores will be delivered by Seller to Buyer immediately after completion of the physical inventory of each Purchased Store.

               (ii) The Warehouse, Warehouse Inventory, Warehouse Equipment and all other Purchased Assets not covered in subparagraph (i) above shall be delivered by Seller to Buyer immediately after completion of the physical inventory of the Warehouse.

          (e) Closing Statements. Seller and Buyer shall each execute mutually agreeable closing statements reflecting the transaction.

          (f) Consents. Each party shall deliver any consents required to be obtained by it hereunder.

          (g) Supply Agreement. Seller shall deliver to Buyer the fully executed Supply Agreement along with the Letter of Credit more fully described in the Supply Agreement.

          (h) Leases. Seller shall deliver to Buyer all original and other documentation comprising or relating to the Leases in Seller's possession or control.

          (i) Titles. Seller shall deliver to Buyer all certificates of title reflecting ownership of the Purchased
     Assets, if any.

          (j)  Environmental Reports.  Buyer shall deliver to
     Seller copies of any environmental reports concerning the Purchased Assets which Buyer obtains prior to the Closing
     Date.

          (k) Further Documentation. Each party shall deliver such other and further documentation and materials as may be reasonably required to consummate the transactions contemplated hereby.

     12.4  Closing Costs; Transfer Taxes.   Seller and Buyer shall
split evenly any documentary transfer taxes and any use or other taxes imposed by reason of the transfer of the Purchased Assets and any deficiency, interest or penalty asserted with respect thereto, except as otherwise provided by law. Buyer shall pay sales tax to Seller and Seller shall remit such tax as and when required by law. Seller and Buyer shall make such other adjustments as may be necessary or convenient in order to facilitate the Closing.

     12.5 Prorations.

          (a)  Prorations of Rent under the Leases.

               (i) Base Rent. Seller shall pay the base rents under the Leases through the end of the rent period in which the Closing occurs and the amount of such payments shall be prorated through the Closing Date.

               (ii)  Percentage Rent.  Seller shall pay any
          percentage rent which is due and payable prior to the Closing Date. Buyer shall pay percentage rent which is due and payable after the Closing Date. With respect to any percentage rent due on or after the Closing Date, Seller shall be responsible for that portion of such percentage rent from the commencement of the current percentage rent year (or other applicable period) through the Closing Date and Buyer shall be responsible for that portion due under the Lease after the Closing Date through the end of the percentage rent year (or other applicable period). On the Closing Date, to the extent that current percentage rent numbers are not available, Seller's prorata share of the percentage rent based on estimated amounts using the 1994 and 1995 gross sales figures available through March 25, 1995 shall be allocated to Seller on the closing statements, and a credit will be given to Buyer on the closing statements based on percentage rent calculations utilizing estimated numbers. Within 45 days following the end of any percentage rent year (or other applicable period) of a Lease, any differences between the estimated and actual amounts will be settled between the parties. Buyer shall provide Seller with copies of calculations which establish any such differences.

          (b) Taxes Relating to Owned Property and the Leases. Seller will pay in full all taxes and assessments that are required to be paid on or before the Closing Date and Buyer will pay all taxes and assessments that are not required to be paid until after the Closing Date; provided, however, that taxes and assessments for the tax period in which Closing occurs shall be prorated as hereinafter provided. Seller shall be responsible for that portion of the taxes or assessments from the commencement of the current tax year through the Closing Date and Buyer shall be responsible for that portion due under the tax bill or assessment from the Closing Date through the end of the tax year. In the event taxes and assessments for the tax period in which Closing occurs are not available at the Closing Date, then for purposes of the closing statements, such taxes and assessments will be estimated based on the last preceding tax period for which the amount of taxes and assessments is known, adjusted to reflect any changes in rates known to be in effect. Within 45 days following receipt of actual tax bill or assessment, any differences between the estimated and actual amount will be settled between the parties.

          (c) Other Lease Reimbursements by Tenants. To the extent Seller or any other tenant under the Leases or other leases whereby expenses are shared have payment obligations to the Landlord under the Leases which may be prorated, the parties agree to prorate such payments as of the Closing Date, which shall include without limitation: common area maintenance charges, merchants association dues and insurance payments.

          (d) Machines. Monies due Seller from third parties in connection with pay telephones, vending machines and video games shall be prorated between Sellers and Buyer as of the Closing Date.

          (e) Utilities. Seller shall attempt to obtain final meter readings at the Purchased Stores and Warehouse as of the Closing Date and shall pay for all utilities to such date.
     As to any utilities for which Seller cannot so obtain final readings, such utilities shall be prorated between Seller and Buyer as of the Closing Date based upon the best estimated figures available to the parties. Within forty-five (45) days after the actual figures are obtained, the parties shall settle any differences.

          (f) Adjustments. At the Closing, Buyer and Seller will estimate the amounts to be prorated pursuant to this Section 12.5, and at such time as the actual amounts are determined, any differences between estimated and actual amounts will be settled between the parties.

          (g) Prepaid Expenses. All prepaid expenses set forth on Exhibit "L" shall be prorated or allocated between Buyer and Seller as of the Closing Date.

          (h) Miscellaneous. Any other items commonly subject to proration shall be prorated between Seller and Buyer as of the Closing Date.

     12.6 Adjustments. Notwithstanding anything to the contrary contained herein, in the event that Seller is unable to deliver one or more components of the Purchased Assets in accordance with the terms hereof, the parties agree to negotiate in good faith to reach a mutually acceptable agreement to cause either:

          (a) The Purchased Assets which are the subject matter of the problem to be dropped from the transaction with appropriate, mutually agreeable adjustments to the consideration to be paid and received hereunder, or

          (b) the Purchased Assets which are the subject matter of the problem to be made subject to a mutually agreeable escrow agreement which provides for (i) the segregation of funds and transfer documents pending resolution of the problem and (ii) a specific amount of time within which the problem may be resolved, failing which the segregated funds and documents will be returned to the party which placed such funds or documents in escrow, or

          (c) in the case of problems considered by the parties to be minor or which are otherwise capable of being resolved by way of a monetary adjustment, indemnity agreement or other mutually agreeable mechanism (collectively "Adjustments") the transaction to proceed with the Purchased Assets in question included with appropriate Adjustments.

     Nothing contained in this Section 12.6 shall in any way operate to eliminate or diminish either party's rights or obligations under this Agreement including, but not limited to, the right to insist upon the satisfaction of all conditions precedent to Closing. Seller and Buyer may make such other adjustments as may be necessary or appropriate in order to facilitate the Closing.

     12.7 Notices. Each party shall give such notice to third parties advising them of this transaction as may be reasonably requested by the other party.

     12.8 Post Closing Deliveries. Subsequent to Closing, and in accordance with the provisions hereof, the parties shall do, prepare, execute and/or deliver the following:

          (a)  Payments required upon completion of final
               Inventory Valuations.
          (b)  Amounts required to adjust estimated prorations.
          (c)  Remove items set forth in Section 4.3 and 4.7.
          (d) Any amounts improperly paid to either party by third parties.
          (e) Confirmations of defense of indemnified matters, if required.
          (f)  Further assurance as required pursuant to Section
14.3.

                         ARTICLE XIII

                          RISK OF LOSS


     13.1 Personal Property. Until possession of the various components of the Purchased Assets are delivered to Buyer, all risk of loss or damage to such Purchased Assets shall be borne by Seller, and thereafter, as to each portion of the Purchased Assets which has been delivered, shall be borne by Buyer. If any material portion of the Purchased Assets is destroyed or damaged by fire or any other cause prior to delivery to Buyer, Seller shall promptly give notice to Buyer of such damage or destruction and the amount of insurance, if any, covering the Purchased Assets. Any Purchased Asset which is so destroyed shall be dealt with pursuant to the provisions of Section 12.6.



                           ARTICLE XIV

          ACTIONS BY SELLER AND BUYER AFTER THE CLOSING

     14.1 Office Sharing. During a transition period while Seller is relocating its headquarters and office space to service its remaining stores, Buyer will lease space to Seller (at zero rental cost) in the current corporate offices of Seller, which will be reconfigured to accommodate Buyer's and Seller's respective needs. The transition period will be the nine-month period after the Closing Date. The term of the foregoing lease will be agreed upon prior to the Closing Date by Buyer and Seller.

     14.2  Indemnification.

          (a) By Seller. Seller shall indemnify, save and hold harmless Buyer, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims) including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement for any of the foregoing (herein, the "Damages"), incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty or the inaccuracy of any representation made by Seller in or pursuant to this Agreement or other transaction documents, or (ii) any liability, obligation or commitment of any nature (absolute, accrued, contingent or otherwise) of Seller which is due to or arises in connection with Seller's acts or omissions prior to or after the Closing Date and not specifically assumed by Buyer pursuant to this Agreement. Seller shall not be liable for any matter which is due to or arises in connection with Buyer's acts or omissions. With respect to any claim for indemnification pursuant to clause 14.2(a)(i) above, Seller shall not be required to indemnify Buyer unless and until the aggregate amount of all claims against Seller under such clause exceeds $100,000 and then only to the extent such aggregate exceeds $100,000.

          (b) By Buyer. Buyer shall indemnify and save and hold harmless Seller, its affiliates and subsidiaries, and its and their respective Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation made by Buyer in or pursuant to this Agreement or other transaction documents, or
     (ii) any liability, obligation or commitment of any nature (absolute, accrued, contingent or otherwise) of Buyer which is due to or arises in connection with Buyer's acts or omissions prior to or after the Closing Date, including any claim, liability, or obligation which is specifically assumed by Buyer pursuant to this Agreement. Buyer shall not be liable for any matter which is due to or arises in connection with Seller's acts or omissions. With respect to any claim for indemnification pursuant to clause 14.2(b)(i) above, Buyer shall not be required to indemnify Seller unless and until the aggregate amount of all claims against Buyer under such clause exceeds $100,000 and then only to the extent such aggregate amount exceeds $100,000.

          (c) Product and Warranty Liability. The provisions of this Section 14.2 shall cover all obligations and liabilities of whatsoever kind, nature or description relating, directly or indirectly, to product liability, litigation or claims against Buyer or Seller in connection with, arising out of, or relating to the Purchased Assets.

          (d) Defense of Claims. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity hereunder, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons); provided, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. In the event the indemnifying party elects not to assume the defense or investigation of a lawsuit or an action, the indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or one firm of counsel for all parties indemnified by the indemnifying party in respect of such lawsuit or action, unless in the reasonable judgment of the indemnifying party a conflict of interest may exist between such indemnified party and any other of such indemnified parties in respect of such lawsuit or action. Notwithstanding the foregoing, no party may settle any matter in a manner which would have an adverse effect on the other party without the affected party's prior written consent.

          (e) Brokers and Finders. Pursuant to the provisions of this Section 14.2, Buyer and Seller shall indemnify, hold harmless and defend each other from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

     No Representative of any party shall be liable for any Damages under the provisions contained in this Section 14.2. Nothing herein shall relieve either party of any liability to make any payment expressly required to be made by such party pursuant to this Agreement.

     14.3 Further Assurances. Both before and after the Closing Date each party will cooperate in good faith with the other and will take all appropriate action and execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder.

                          ARTICLE XV

                          MISCELLANEOUS

     15.1  Termination.

          (a) Failure of Condition Precedent. If any condition precedent to Seller's obligations hereunder is not satisfied and such condition is not waived by Seller at or prior to the Closing Date, or if any condition precedent to Buyer's obligations hereunder is not satisfied and such condition is not waived by Buyer at or prior to the Closing Date, Seller or Buyer, as the case may be, may terminate this Agreement at its option by written notice to the other party. In the event of the termination of this Agreement by either party as above provided, neither party shall have any liability hereunder of any nature whatsoever (other than pursuant to Section 15.8 and Section 15.11 below) to the other party, including any liability for damages, unless either party is in default under its obligations hereunder, in which event the party in default shall be liable to the other party for such default. In the event that a condition precedent to its obligations is not satisfied, nothing contained herein shall be deemed to require any party to terminate this Agreement, rather than to waive such condition precedent and proceed with the Closing.

          (b) Default By Buyer. If Buyer shall fail to perform any material obligation hereunder, and Seller is ready, willing and able to perform as required by the terms of this Agreement, then Seller may pursue any remedies which it might have at law or in equity. No remedies conferred upon or reserved by a party is intended to be exclusive of any other available remedy or remedies herein.


          (c) Default By Seller. If Seller shall fail to perform any material obligation hereunder, and Buyer is ready, willing and able to perform as required by the terms of this Agreement, then Buyer may pursue any remedies which it might have at law or in equity. No remedies conferred upon or reserved by a party are intended to be exclusive of any other available remedy or remedies herein. Notwithstanding the foregoing or anything else contained herein or in the Supply Agreement and notwithstanding any default by Seller of its obligations hereunder or thereunder, except as set forth in paragraph 5(c) of the Supply Agreement in connection with the K-CCS Contract and the Drake Contract, and except as specifically provided in the Undertakings, the Assignment and Assumption Agreements, the ERISA Agreement and the other agreements to be entered into pursuant to Section 5.1 hereof, Buyer shall not have the right to otherwise rescind, terminate, modify or avoid its obligations with respect to the Existing Contracts under Section 5.1 hereof, or as specifically provided in the Undertakings, the Assignment and Assumption Agreements, the ERISA Agreement and the other agreements to be entered into pursuant to Section 5.1 hereof.

          (d) Outside Termination. Notwithstanding anything to the contrary contained herein, if the transactions contemplated hereunder are not closed on or before June 1, 1995, this Agreement shall terminate at 5:00 p.m. on June 1, 1995 unless the parties agree otherwise. Thereafter, neither party shall have any rights or obligations hereunder except with respect to any provision relating to confidential information and expenses.

     15.2 Representations and Warranties as of the Closing Date. All of the representations and warranties contained in this Agreement and in any certificate delivered pursuant hereto shall be true as of the Closing Date, and shall survive the Closing Date for one year and one day after the Closing Date. Any claim for indemnification made within such period of one year and one day ("Timely Claim") under the provisions of Section 14.2 shall obligate the indemnitor to perform under the provisions of Section
14.2 with respect to each such Timely Claim until each such Timely Claim has been resolved.

     15.3 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either party without the prior written consent of the other party; provided, however, Buyer may cause conveyance hereunder to be made directly to one or more retail members of Buyer; provided further however, that except as specifically provided herein, such retail member shall not be assigned and it shall not assume any of Buyer's other rights and obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation hereunder.

     15.4 Notices. Unless otherwise provided herein, any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and (i) delivered personally, (ii) sent by way of a recognized, national overnight delivery service (to be effective on the date of receipt) or (iii) mailed by certified mail, postage prepaid, return receipt requested (such mailed notice to be effective on the date such receipt is acknowledged or refused), as follows:

          If to Seller, addressed to:

               Homeland Stores, Inc.
               400 N.E. 36th Street
               Oklahoma City, Oklahoma 73105
               Attention: James A. Demme, President
          With copies to:

               Crowe & Dunlevy
               1800 Mid-America Tower
               20 North Broadway
               Oklahoma City, Oklahoma 73102
               Attention:  Kenni B. Merritt, Esq.

               Clayton Dubilier & Rice, Inc.
               126 East 56th Street
               New York, New York 10022
               Attention:  Alberto Cribiore

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York 10022
               Attention: Steven R. Gross, Esq.

          If to Buyer, addressed to:

               Associated Wholesale Grocers, Inc.
               P.O. Box 2932
               5000 Kansas Avenue
               Kansas City, Kansas  66110-2932
               Attention:  General Counsel

          With a copy to:

               Rose, Brouillette & Shapiro, P.C.
               4900 Main, Eleventh Floor
               Kansas City, Missouri  64112
               Attention:  C. Christian Kirley, Esq.

or such other place and with such other copies as either party may designate as to itself by written notice to the others.

     15.5 Choice of Law. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Kansas (without reference to the choice of law provisions of Kansas law) and provided further that with respect to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the law of the jurisdiction under which the respective entity derives its powers shall govern.

     15.6 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, constitutes the entire Agreement among the parties pertaining to the subject matter hereof and, except for the Confidentiality Agreement as defined in Section 15.11, which shall remain in effect, this Agreement supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     15.7 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     15.8 Expense. Each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.

     15.9 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument and they shall be construed as if the invalid, illegal or unenforceable provision had never been present.
However, none of the provisions hereof are severable for any purpose (including attempts to avoid portions hereof in a bankruptcy proceeding) other than to avoid invalidity, illegality or unenforceability.

     15.10 Titles. The titles, captions or headings of the Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

     15.11      Confidential Information.

          (a)  The Confidentiality Agreement heretofore executed
     by the parties on or about April 12, 1994, as modified by that certain letter dated November 23, 1994 (collectively, "Confidentiality Agreement") shall remain in full force and effect. In addition, it is hereby agreed that operational information supplied by any party shall be included as either "Homeland Confidential Information" or "AWG Confidential Information" as the case may be. To the extent that any party believes that the terms of the Confidentiality Agreement need to be further expanded (or further defined) to protect their interests in proprietary information, all other parties shall agree to such modifications as are commercially reasonable under the circumstances.
          (b) Notwithstanding the foregoing, Seller acknowledges and agrees that Buyer does not operate retail grocery stores. Consequently, it is recognized that the Purchased Stores will be sold by Buyer to current or future retail members of Buyer contemporaneously with the Closing of this Agreement. Toward that end, Buyer has already (with the permission of Seller) provided certain information to its retail members and third parties interested in any of the Purchased Stores. In addition, with Seller's prior written approval which shall not be unreasonably withheld, Buyer may forward to its shareholders and such third parties additional information with respect to the Purchased Assets, including the location and size of stores. If an approved Buyer shareholder or third party requests additional information on one or more stores, such information may be provided to said shareholder by Buyer with Seller's prior written approval which shall not be
     unreasonably withheld.   Buyer shall obtain or have obtained
     an executed confidentiality agreement by said shareholder or third parties receiving such information containing substantially the same terms and provisions as this Section and the Confidentiality Agreement.

     15.12 No Assumption of Liabilities. This Agreement constitutes a sale of certain assets of Seller only and is not a sale of any stock in any entity comprising Seller.

          (a) By entering into this Agreement or performing any act or agreement hereunder, except as expressly set forth in
     Article V herein and the agreements to be entered into pursuant thereto, Buyer does not assume any obligations or liabilities of Seller and shall not be responsible for the payment of any liabilities of or obligations of Seller whatsoever, including, without limitation, the following:

               (i)   Claims by Seller's employees, former
          employees or others under any private or collective contract, agreement or the like or any state, Federal, local or other laws, statutes, executive order, regulations, ordinances, codes or the like including, but not limited to, claims in connection with employee wages, vacation pay, severance pay, holiday pay, sick leave pay, other union claims, detrimental reliance claims, implied contract claims, WARN notice claims, worker's compensation claims, ERISA claims, COBRA claims, Civil Rights Laws claims, claims under the Fair Labor Standards Act or Labor Management Relations Act, employment discrimination claims of all types, claims regarding health and welfare benefits or premiums, claims regarding union collective bargaining agreements and/or supplemental agreements, sexual harassment claims, disability claims, Family and Medical Leave Act claims, except as provided otherwise in Section 5.1(h) herein, pension fund liability (whether for current or unfunded accrued liabilities), claims or other problems arising under OSHA, claims in connection with environmental problems, claims arising out of Seller's agreements with Safeway Stores, Inc. or its affiliates or any other obligations of any kind or character;

               (ii) Demands, causes of action, obligations or liabilities (including damages, costs and reasonable attorneys fees) from any claim of any third party including, but not limited to, those types of claims set forth in Section 15.12(a)(i) above.

          (b) There is no agency relationship between Seller and Buyer; Buyer is not a successor or assign or alter ego to Seller. Seller and Buyer are not involved in a joint venture; Buyer is not required to continue operations at any of Seller's former facilities; and Buyer, in its sole discretion, shall determine the extent, method and manner of how any of Seller's former facilities purchased or assigned to by Buyer, if any, will be operated. Seller shall remove on or before the Closing Date all of Seller's employees, supervisors, managers, subcontractors and agents from all facilities which are part of the Purchased Assets. If in its sole discretion, Buyer hires former employees, managers or supervisors of Seller, these individuals shall be employed as new employees of Buyer. Buyer repudiates all of Seller's union collective bargaining agreements, will not consider the seniority of Seller's former employees in deciding whether to employ them, and all individuals considered for employment by Buyer, if any, will be hired on the basis of qualifications, as determined by Buyer. Buyer shall not be bound by any arbitration decision issued under any of the Seller's union collective bargaining agreements and has no obligation to arbitrate any dispute under any such bargaining agreements. Buyer does not assume and is not responsible for any liability Seller may have to retired persons or former employees.
     Seller represents that it is stopping its distribution operations and ceasing all the business connected with the distribution operations. Seller further represents to Buyer that it has, or will before the Closing Date, satisfy all of its liabilities and/or obligations accruing prior to the Closing Date under union collective bargaining agreements, including obligations required by the National Labor Relations Act, and that it has, or will before the Closing Date, satisfy its liabilities and/or obligations accruing prior to the Closing Date to all other persons who are affected by the closing of Seller's distribution center operations; provided, however, if such obligations are of a nature such that they cannot be satisfied prior to the Closing Date, Seller shall diligently cause the satisfaction of such obligations as soon as practicable after the Closing Date.
          (c) By entering into this Agreement or performing any act or agreement hereunder, Seller does not assume any obligations or liabilities of Buyer, except as specifically provided herein in Section 5(c) of the Supply Agreement, including, without limitation, the following:

               (i)   Claims by employees of Buyer, former
          employees or others under any private or collective contract, agreement or the like or any state, Federal, local or other laws, statutes, executive order, regulations, ordinances, codes or the like including, but not limited to, claims in connection with employee wages, vacation pay, severance pay, holiday pay, sick leave pay, other union claims, detrimental reliance claims, implied contract claims, WARN notice claims, worker's compensation claims, ERISA claims, COBRA claims, Civil Rights Laws claims, claims under the Fair Labor Standards Act or Labor Management Relations Act, employment discrimination claims of all types, claims regarding health and welfare benefits or premiums, claims regarding union collective bargaining agreements and/or supplemental agreements, sexual harassment claims, disability claims, Family and Medical Leave Act claims, pension fund liability (whether for current or unfunded accrued liabilities), claims or other problems arising under OSHA, claims in connection with environmental problems, or any other obligations of Buyer of any kind or character;



               (ii) Demands, causes of action, obligations or liabilities (including damages, costs and reasonable attorneys fees) from any claim of any third party including, but not limited to, those types of claims set forth above in Section 15.12(c)(i); and

               (iii) Buyer shall be responsible for all of its obligations to its employees.

     15.13 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     15.14      Edmond Store.   Buyer hereby grants Seller an
option to sublease ("Edmond Sublease") that certain grocery store located at 198 E. 33rd Street, Edmond, Oklahoma, ("Edmond Store"), along with the furniture, fixtures and equipment relating to the grocery operation at the Edmond Store ("Edmond Equipment"). The option will be exercisable on the Closing Date. Seller shall notify Buyer at least seven (7) business days prior to the Closing Date as to whether Seller desires to exercise the Edmond Sublease. If such option is exercised, the Edmond Sublease will commence on the Closing Date. In the event Seller exercises its option to sublease the Edmond Store, the Edmond Sublease shall: (i) be subject to all of the terms and conditions contained in the existing lease in connection with the Edmond Store ("Edmond Lease"), (ii) be subject to receipt by Buyer of the consent of the landlord thereunder, if required, (iii) provide that the Edmond Equipment shall be leased to Seller at a rental rate of $9,235.50 per month, (iv) provide for the lease rate which is specified in the Edmond Lease from time to time and (v) be for an initial term commencing with the exercise of Seller's option, but in no event sooner than the Closing Date, and expire on June 1, 1995. Upon expiration of the initial term of the Edmond Sublease, Seller may, at its election, sublease on a month-to-month term; provided, however, such month-to-month tenancy shall expire on January 1, 1996.

          (a) Edmond Inventory. Upon the termination or expiration of the Edmond Sublease, a physical inventory will be conducted pursuant to the procedures described in Article IV herein relating to Store Inventory ("Edmond Inventory") and Buyer will pay Seller for the Edmond Inventory at a price to be calculated pursuant to the formula described in Article IV herein for Store Inventory; provided, however, when calculating the Going-In-Gross, the parties will use the average of the Going-In-Gross for the twelve-month period ending immediately prior to the termination or expiration of the Edmond Lease.
          (b) Supply of Edmond Store. In the event Seller elects to exercise its option to enter into the Edmond Sublease, the Edmond Store will be considered a Supplied Store during the tenancy of the Edmond Sublease.


     15.15 Failure of Retail Member to Close. In the event that any member of Buyer fails to close with Buyer in connection with the transfer of a Purchased Store during the week prior to the Closing Date, Buyer shall notify Seller of such fact on or prior to the Closing Date. Seller shall have the option to cause such Purchased Store to become an Excluded Asset at Closing, and in the event Seller exercises such option, the parties shall agree to a mutually satisfactory reduction of the Purchase Price. If Seller does not exercise such option, Buyer shall be required to purchase such Purchased Store (or Purchased Stores) in question.

     15.16 Disclaimer of Warranties. Seller and Buyer acknowledge and agree that Buyer has made such inspections and/or tests of the Purchased Assets as Buyer, in its discretion, deems necessary and prudent. SELLER, NOT BEING THE MANUFACTURER, SUPPLIER OR DEALER IN THE PURCHASED ASSETS OR ANY PARTS OR ITEMS THEREOF, MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, TO ANYONE AS TO FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, DESIGN, CONDITION, CAPACITY, PERFORMANCE OR ANY OTHER ASPECT OF THE PURCHASED ASSETS OR ANY PARTS OR ITEMS THEREOF, OR ITS OR THEIR WORKMANSHIP OR MATERIALS, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN. AS TO SELLER, BUYER PURCHASES AND TAKES ASSIGNMENT OF THE PURCHASED ASSETS "AS IS" AND "WHERE IS", EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH HEREIN.

     15.17 Time of the Essence. Time is of the essence in connection with the transactions contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their respective behalf, by their respective officers thereunto duly authorized, in multiple originals, all as of the day and year first above written.





                              ASSOCIATED WHOLESALE GROCERS, INC.


                              By: Mike DeFabis
                                  Mike DeFabis, President




                              HOMELAND STORES, INC.



                              By: James A. Demme
                                  James A. Demme, President



















g:\wp50\docs\acquisit\homeland\docs\asset-p\draft.17

                              EXHIBIT "A"
                                  to
                       Asset Purchase Agreement

                             SCHEDULE "1"

                           Purchased Stores


     Homeland
     Store #   Address                  City           State     Status

1.   64        220 E. 13th Street       Ada            OK        Leased

2.   104       4439 N. W. 50th          Oklahoma City  OK        Leased

3.   130       702 Fir Street           Perry          OK        Leased

4.   134       409 W. Main              Watonga        OK        Owned

5.   144       1205 E. Lindsey          Norman         OK        Leased

6.   147       5324 Cache Road          Lawton         OK        Leased

7.   168       310 S. Main              Blackwell      OK        Leased

8.   171       616 N. Summit            Arkansas City  KS        Leased

9.   172       1116 N. Main             Altus          OK        Leased

10.  185       1648 S. W. 89th          Oklahoma City  OK        Leased

11.  194       616 N. W. Sheridan       Lawton         OK        Leased

12.  198       4510 Lee Blvd., S.E.     Lawton         OK        Leased

13.  199       600 W. Independence      Shawnee        OK        Owned

14.  487       1424 S. Yale             Tulsa          OK        Owned

15.  491       105 N. Scraper           Vinita         OK        Leased

16.  504       420 E. 8th               Okmulgee       OK        Leased

17.  506       305 S. Broadway          Cleveland      OK        Owned

                             EXHIBIT "A"
                                  to
                       Asset Purchase Agreement

                             SCHEDULE "1"

                           Purchased Stores


     Homeland
     Store #   Address                  City           State     Status

18.  508       1530 S. Lewis            Tulsa          OK        Leased

19.  516       316 E. Main              Pawhuska       OK        Leased

20.  524       814 E. Cherokee          Sallisaw       OK        Leased

21.  530       1000 Hall Street         Coffeyville    KS        Leased

22.  531       416 W. Myrtle            Independence   KS        Owned

23.  532       108 S. Division          Okemah         OK        Leased

24.  535       2110 Broadway            Parsons        KS        Leased

25.  537       601 E. Wyandotte         McAlester      OK        Leased

26.  544       1500 S.E. Washington     Idabel         OK        Owned

27.  555       332 N. Lynn Riggs        Claremore      OK        Leased

28.  562       800 E. Okmulgee          Muskogee       OK        Leased

29.  777       198 E. 33rd              Edmond         OK        Leased

                             EXHIBIT "A"
                                  to
                       Asset Purchase Agreement

                             SCHEDULE "2"

                            Supplied Stores


          Homeland
          Store #    Address                     City            State

1.        26         520 Minnesota               Chichasha       OK

2.        61         400 Sunset Drive            El Reno         OK

3.        101        1100 W. Main                Norman          OK

4.        102        8922 S. Memorial            Tulsa           OK

5.        105        1315 N. Eastern Ave.        Moore           OK

6.        106        200 Air Depot               Midwest City    OK

7.        112        2005 N. 14th                Ponca City      OK

8.        118        2757 S. Memorial Rd.        Tulsa           OK

9.        122        6473 N. MacArthur           Oklahoma City   OK

10.       123        6410 N. May                 Oklahoma City   OK

11.       125        3828 W. Owen K. Garriott    Enid            OK

12.       127        759 Grand Ave.              Chichasha       OK

13.       141        1402 N. Main St.            Guymon          OK

14.       145        1800 Central                Dodge City      KS

15.       146        1701 N. Milt Phillips       Seminole        OK

16.       148        1212 Choctaw                Clinton         OK

                             EXHIBIT "A"
                                  to
                       Asset Purchase Agreement

                             SCHEDULE "2"

                            Supplied Stores


          Homeland
          Store #    Address                     City            State

17.       151        4909 W. 23rd St.            Oklahoma City   OK

18.       153        1108 N.W. 18th              Oklahoma City   OK

19.       154        2016 N.W. 39th St.          Oklahoma City   OK

20.       159        1201 N. Cornwell            Yukon           OK

21.       161        510 N. Commerce             Ardmore         OK

22.       163        4308 S.E. 44th              Oklahoma City   OK

23.       164        706 Flynn                   Alva            OK

24.       167        1310 Oklahoma Ave.          Woodward        OK

25.       169        723 Petree                  Anadarko        OK

26.       170        412 W. Third                Elk City        OK

27.       177        730 N. Kansas Ave.          Liberal         KS

28.       178        505 S. Chickasha            Pauls Valley    OK

29.       181        12508 N. May Ave.           Oklahoma City   OK

30.       182        1401 Beech                  Duncan          OK

31.       183        3020 N.W. 16th St.          Oklahoma City   OK

32.       188        220 E. Cleveland            Guthrie         OK

                             EXHIBIT "A"
                                  to
                       Asset Purchase Agreement

                             SCHEDULE "2"

                            Supplied Stores


          Homeland
          Store #    Address                     City            State

33.       192        415 S.W. 59th               Oklahoma City   OK

34.       195        4301 S. May Ave.            Oklahoma City   OK

35.       200        1724 W. Lindsey Rd.         Norman          OK

36.       204        115 E. Hiway 152            Mustang         OK

37.       206        11120 N. Rockwell           Oklahoma City   OK

38.       207        9320 N. Penn                Oklahoma City   OK

39.       208        2205 W. Edmond Rd           Edmond          OK

40.       457        3948 S. Peoria              Tulsa           OK

41.       463        4229 S.W. Blvd.             Tulsa           OK

42.       495        310 W. Trudgeon             Henryetta       OK

43.       502        2235 E. 61st                Tulsa           OK

44.       503        1110 S. Denver              Tulsa           OK

45.       515        915 S. Madison              Bartlesville    OK

46.       528        12011 S. Memorial           Bixby           OK

47.       529        3405 S. Georgia             Amarillo        TX

                             EXHIBIT "A"
                                  to
                       Asset Purchase Agreement

                             SCHEDULE "2"

                            Supplied Stores


          Homeland
          Store #    Address                     City            State

48.       533        1250 W. Main                Durant          OK

49.       538        504 E. Graham               Pryor           OK

50.       548        501 E. 2nd St.              Owasso          OK

51.       549        400 Plaza Ct.               Sand Springs    OK

52.       550        6402 E. Pine                Tulsa           OK

53.       553        575 N. 26th W. Ave.         Tulsa           OK

54.       561        708 S. Aspen                Broken Arrow    OK

55.       563        811 E. Frank Phillips Blvd. Bartlesville    OK

56.       564        712 S. Main                 Sapulpa         OK

57.       567        3139 S. Harvard             Tulsa           OK

58.       569        720 W. New Orleans          Broken Arrow    OK

59.       573        19302 E. Admiral Blvd.      Tulsa           OK

60.       574        2351 E. Kenosha             Broken Arrow    OK

61.       578        700 E. Cherokee             Wagoner         OK

62.       582        230 W. 1st                  Dumas           TX

                             EXHIBIT "A"
                                  to
                       Asset Purchase Agreement

                             SCHEDULE "2"

                            Supplied Stores


          Homeland
          Store #    Address                     City            State

63.       587        101 W. 10th St.             Borger          TX

64.       590        2545 Perryton Pkwy.         Pampa           TX

65.       600        7302 S.W. 34th              Amarillo        TX

66.       601        4111 Plains                 Amarillo        TX

67.       602        5800 Bell                   Amarillo        TX

68.       603        3505 N.E. 24th              Amarillo        TX

69.       604        202 N. 23rd                 Canyon          TX

70.       605        535 N. 25 Mile Ave.         Hereford        TX

71.       701        201 S. Jackson              Pratt           KS

72.       778        4001 S. 97 Highway          Sand Springs    OK

                             EXHIBIT "A"
                                  to
                       Asset Purchase Agreement

                             SCHEDULE "3"

                            Excluded Stores


          Homeland
          Store #    Address                     City            State

1.        174        24 E. Second                Edmond          OK

2.        184        7137 N.W. 10th              Oklahoma City   OK

3.        488        1520 N. Lewis               Tulsa           OK

4.        505        316 N. Main                 Stillwater      OK

5.        512        203 E. Choctaw              Tahlequah       OK

6.        525        414 N.E. 11th St.           Amarillo        TX

7.        539        8281 S. Harvard             Tulsa           OK

8.        545        12572 E. 21st               Tulsa           OK

9.        598        401 S. Western              Amarillo        TX

10.       4089       7136 S. Memorial Dr.        Tulsa           OK

                          SUPPLY AGREEMENT


     THIS SUPPLY AGREEMENT ("Agreement") is made as of the __________ day of ____________________, 1995, by and between ASSOCIATED WHOLESALE GROCERS, INC., a Missouri corporation ("AWG") and HOMELAND STORES, INC., a Delaware corporation ("Homeland").

                               RECITALS:

     The following recitals are a material part of this Agreement and are being relied upon by AWG and Homeland in connection with the transaction contemplated hereby:

     A. AWG and Homeland have consummated that certain Asset Purchase Agreement ("APA") contemporaneously herewith. The execution of this Agreement was a condition precedent for both parties to the closing of the APA. Except as otherwise indicated or defined herein, all capitalized, defined terms shall have the same meanings as set forth in the APA which definitions are incorporated herein by reference. For convenient reference, a copy of the APA (without exhibits attached) is attached hereto as Exhibit "A".

     B. AWG is a wholesaler of grocery and supermarket products operating in a cooperative manner. In entering into this Agreement, AWG is seeking to enhance the interests of its retail members by (i) increasing its volume of wholesale sales, and (ii) providing for the maintenance of such increase.

     C. Homeland owns and/or operates the Supplied Stores listed on Exhibit "B" at the locations legally described on Schedule "1" of Exhibit "B", all of which are attached hereto and incorporated herein by reference. Until the Supplied Stores are closed or sold, Homeland intends to continue to own and/or operate such stores as retail grocery stores. Subject to AWG's Volume Protection Rights, Homeland has the right in its sole discretion to decide whether or not to sell or close Supplied Stores.

     D. Based on its independent decision, Homeland has informed AWG that, upon the sale of its Warehouse and Warehouse Inventory to AWG under the APA, Homeland is terminating its internal wholesale distribution operations and network with which it has previously serviced the Supplied Stores and the Excluded Stores. Homeland acknowledges that AWG is assuming no risk or liability with respect to this decision by Homeland. The provisions of this recital are not intended to diminish, in any way, AWG's specific assumption of liabilities as set forth in the APA or its obligations hereunder.

     E. Homeland desires to arrange for a reliable supply of quality food and grocery products and merchandise for distribution through Homeland's retail stores.

     F. To provide Homeland a reliable source of supply, AWG is willing to sell certain food and grocery products and merchandise to Homeland during the term of this Agreement and subject to the terms and conditions of this Agreement.

     G. Homeland has advised AWG that Homeland desires to become one of AWG's retail members and obtain from AWG products available from time to time from AWG's warehouse in accordance with the terms hereof.

     H. AWG is willing to supply its full line of available products and services to Homeland for the Supplied Stores and Excluded Stores based on the terms, conditions and financial assurances contained herein.

     I. In addition to providing for a current supplier of its wholesale needs, Homeland wishes to establish a potential market for the sale of certain of its assets, including the Supplied Stores. Inasmuch as Homeland's desire to establish such market directly coincides with AWG's desire to preserve the volume of sales which will be achieved by supplying the Supplied Stores hereunder and to give practical effect to the Volume Protection Rights, AWG is willing to facilitate the potential acquisition of certain Homeland assets and/or Supplied Stores by one or more of AWG's retail members all within the terms and conditions set forth herein.

     J. The parties understand and acknowledge that in addition to the consideration set forth specifically herein, each party will be required to make a substantial and continuing commitment of its resources in reliance upon the other's respective commitment to provide and/or purchase products and services in the future, and that neither party or their respective owners, retail members and or affiliates will realize the full benefit of their anticipated bargain hereunder unless each party materially fulfills its obligations hereunder in accordance with the terms hereof.

     K. Because the value of this transaction to AWG lies in AWG's ongoing ability to sell its products to all of the Supplied Stores on a long term basis, AWG is unwilling to enter into this Agreement unless it obtains the Volume Protection Rights pertaining to (i) the purchase by AWG of the Supplied Stores as set forth in paragraph 7 below, (ii) the noncompetition agreement as set forth in paragraph 8 below and (iii) the use restriction agreement set forth in paragraph 8 below.
          Homeland agrees that all such rights are an integral and non-severable part of this Agreement.
     L. Homeland represents to AWG that Homeland has used its best efforts to obtain offers better than the transaction set forth in the APA, but Homeland has been unable to obtain any better offers. Homeland has no knowledge of any facts which would indicate that the consideration being paid to Homeland in connection with the transactions contemplated hereby are less than the fair market value associated therewith.

     M. Homeland has requested and AWG has agreed to commence simultaneous supply of all Supplied Stores and Excluded
          Stores. Homeland and AWG acknowledge that there are inherent difficulties in doing so. The parties will use their best efforts to minimize any such difficulties.

     N. AWG agrees to commit its resources, personnel, facilities and equipment to perform its obligations hereunder.

     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                          TERMS OF AGREEMENT:

     1. Term. The term of this Agreement shall be for a period of seven (7) years commencing on April 23, 1995 ("Commencement Date") and ending on April 22, 2002. This Agreement shall be administered on the basis of a Contract Year. The term "Contract Year" as used herein shall mean a period of twelve (12) consecutive, full calendar months. The first Contract Year shall begin on the Commencement Date and end on the last day of the twelfth consecutive full calendar month thereafter.
Each succeeding Contract Year shall commence on the day following the last day of the immediately preceding Contract Year.

     2. Supply. Subject to the terms and conditions of this Agreement and except as otherwise provided herein, the following obligations of the parties shall begin on the Commencement Date and shall continue for the full term hereof:

          a. Products to be Supplied by AWG. AWG agrees to sell, supply and deliver to Homeland's Supplied Stores and Excluded Stores products available from time to time from AWG's warehouse, (hereinafter "Available Products"). Subject to agreement by AWG as to reasonable minimum volume and slotting requirements for each category, AWG agrees to carry in its warehouse and include in Available Products any products requested by Homeland.

          b. Products to be Purchased by Homeland. To the extent available within the category of Available Products and subject to the exceptions set forth herein, Homeland shall utilize AWG as Homeland's primary supplier (as such term is commonly used in the grocery industry) for Homeland's Supplied Stores and Excluded Stores and shall make purchases in a manner consistent with such relationship. To the extent inconsistent with the foregoing sentence, Homeland shall be allowed to make purchases pursuant to the provisions of the Existing Contracts until the expiration of the current terms of the respective Existing Contracts. The merchandise purchased by Homeland from AWG shall be referred to herein as the "Purchased Goods".

          c. Cost of Goods. AWG will supply Available Products to Homeland and Homeland shall pay for Purchased Goods at the lowest prices and best terms as are available to AWG's other retail members from time to time. Homeland shall have available to it all cost saving mechanisms available to other AWG retail members, including AWG's Concentrated Purchase Allowance Program ("CPA").
     A schedule setting forth the terms of AWG's current CPA program is attached as Exhibit "C". Homeland acknowledges that AWG's prices of goods, terms and CPA (i) are affected by and/or are a direct function of the volume of purchases by Homeland and (ii) are amended periodically by AWG.

          d. Certain Assurances to Homeland. Where applicable and as appropriate for Homeland's level of purchases from AWG, AWG agrees that: (i) AWG will pass-through promotional and advertising allowances and rebates from manufacturers and vendors to Homeland on the same basis as any other AWG member, (ii) Homeland will receive seasonal, special promotions and advertising programs on the best terms available to other AWG members and (iii) AWG shall supply and offer to Homeland all advantages, opportunities and services that AWG offers to other retail members. AWG further agrees that: (i) Homeland will be given credit for unsalable products and pricing adjustments on the best terms available to other AWG members or retailers, (ii) the quality of the Purchased Goods will be consistent with other wholesalers within Homeland's market area, which shall include the area in which the Supplied Stores are located, (iii) the activities of AWG will meet all applicable legal and regulatory requirements, (iv) AWG will provide to Homeland a service level commensurate with all other members,
     (v) AWG will make timely deliveries (vi) AWG will provide quality Purchased Goods within acceptable fresh code dating and in a clean and healthy manner and (vii) AWG shall provide to Homeland from time to time during the term of this Agreement, in the same manner as provided to AWG's other retail members, information regarding the availability of all promotional and advertising allowances and rebates.

          e. Conditions Precedent. In addition to the conditions set forth in paragraph 13, AWG's obligation to supply Available
     Products is expressly contingent upon delivery by Homeland of all of the documents, consideration and security set forth in paragraphs 4, 5(a) and 5(b).

     3.   Terms of Payment.
          a. By Homeland to AWG. Subject to the provisions of paragraph 6, Homeland shall pay for the Purchased Goods in accordance with the following credit procedures: (i) weekly credit will be extended to Homeland for purchases from AWG in an amount not to exceed the Letter of Credit (and/or other collateral posted in accordance with the provisions of paragraph 5 below), (ii) invoices will be posted to a weekly statement which will be prepared by AWG and delivered to Homeland by Friday of each week or, if Friday is not a business day, Thursday of each week and
     (iii) Homeland shall pay for its purchases by bank wire transfer of funds to AWG which must be received (A) in the event Homeland satisfies the Friday Wire Credit Requirements (as defined below), by 11:00 a.m. central time on the following Friday (the "Friday Wire Credit Arrangement") or (B) in the event Homeland satisfies the Monday Wire Credit Requirements (as defined below), by 11:00 a.m. central time on the following Monday (the "Monday Wire Credit Arrangement"). If the payment date is a holiday, the payment shall be due on the next preceding business day. As of the Commencement Date, the Monday Wire Credit Arrangement shall be in effect. Thereafter, at Homeland's option, and upon written notice to AWG, Homeland may pay for purchases hereunder in accordance with the Monday Wire Credit Arrangement or the Friday Wire Credit Arrangement provided that Homeland satisfies (i) in the case of the Monday Wire Credit Arrangement, the Monday Wire Credit Requirement and (ii) in the case of the Friday Wire Credit Arrangement, the Friday Wire Credit Requirement.

          b. By AWG to Homeland. Subject to the terms and conditions hereof, AWG will pay to Homeland an amount calculated as follows at the end of each AWG fiscal quarter ("Quarterly Payments") during the term hereof:

               Quarterly Payment = Target Payment X Operative Fraction.

               (i) For purposes of the foregoing calculation, the Target Payment amounts shall be as set forth on the quarterly payment schedule ("QPS"), attached hereto as Exhibit "D" and the Operative Fraction shall be a function of the Purchase Percentage as set forth below. The Purchase Percentage shall be determined from a fraction, the numerator of which is the total amount of Warehouse Purchases (as defined below) through AWG's warehouse by Homeland during the fiscal quarter in question (or such shorter periods as may exist such as the short period commencing on the Commencement Date and ending on the last day of the fiscal quarter during which this Agreement goes into effect) and the denominator of which is $72,500,000 [$290,000,000/4] (it being understood that such
          $72,500,000 figure is based on four (4) equal fiscal quarters and that such figure shall be adjusted upwards or downwards based on the actual length of fiscal quarters) . The Operative Fraction to be utilized in conjunction with the indicated level of Purchase Percentage is reflected in the following table:

                     If the Purchase             The Operative
                     Percentage is:              Fraction shall be:

                     100 - 90.01%                100%
                      90 - 80.01%                 90%
                      80 - 70.01%                 80%
                      70 - 60.01%                 70%
                      60 - 50.01%                 60%
                      50 - 40.01%                 50%
                      40 - 30.01%                 40%
                      30% or below                       0%

               Quarterly Payments shall be made to Homeland within three (3) weeks after the end of each fiscal quarter.

               (ii) For purposes of the foregoing, "Warehouse Purchases" by Homeland will include purchases that are billed or sold through AWG warehouses in connection with products which are carried in AWG's warehouses based on prices paid by Homeland as contemplated under paragraph 2(c) hereof. For purposes herein, the word "carried" includes products upon which AWG is able to realize a gross margin in contrast to products which may be handled on its docks for a handling fee on a cost recovery basis. Included in the definition of Warehouse Products are: SOLOS and continuities, as such terms are commonly used in the grocery industry. Notwithstanding the foregoing, qualifying purchases for purposes of calculating year-end patronage and CPA shall be calculated pursuant to AWG's policies then in effect during the term of this Agreement and nothing contained herein shall be construed to change AWG's policies in connection therewith.

               (iii) For reference purposes, the QPS sets forth the dollar amounts of the Quarterly Payments associated with the foregoing Purchase Percentage and related Operative Fractions; provided, however, the Quarterly Payments made for the first three quarters of any fiscal year during the term of the Supply Agreement shall be subject to a year-end adjustment such that the Purchase Percentage and the Operative Fraction shall be calculated on the basis of Homeland's cumulative purchases at AWG's fiscal year-end.

               (iv) In the event that Homeland sells any of the Supplied Stores directly to AWG or through AWG as required under paragraph 7 to one or more current or future AWG members, the purchases by such AWG member shall be credited to Homeland's benefit for purposes of the Operative Fraction and Purchase Percentage; provided, however, that the amount of such credit shall be equal to the purchases from AWG (and Homeland if such sale occurs prior to one year from the date hereof) by each such sold store for the four AWG fiscal quarters immediately preceding such sale during which the sold store was a Homeland store. Homeland shall not be entitled to such credit if Homeland (i) sells to any third party which is not an AWG member, (ii) sells directly to an AWG member rather than going through AWG as required under paragraph 7, or (iii) closes a store.

               (v) None of the consideration to be paid to Homeland pursuant to this subparagraph 3(b) shall be deemed under any circumstances to be earned until calculated at the end of each fiscal quarter. Until Quarterly Payments are earned and paid to Homeland, Homeland shall not transfer, assign, pledge, hypothecate or otherwise encumber such payments without the prior written consent of AWG; provided, however, that Homeland shall be permitted to grant junior liens on such collateral subject to such acknowledgements of AWG's rights by such junior lienholders (including a subordination by such junior lienholder) and such other matters as may be reasonably required by AWG.

     4. Membership. AWG agrees to allow Homeland to become, and Homeland agrees to become a retail member of AWG. As a retail member of AWG, Homeland shall have the same rights and obligations as any other retail member of AWG. Specifically, as a condition precedent to AWG's obligations hereunder, Homeland agrees to do the following on or before the Commencement Date:

          a. To execute all documentation required of retail members ("Member Sign-Up Documents"). The Member Sign-Up Documents are attached hereto and incorporated herein as Exhibit "E".

          b. To acquire 15 shares of AWG Class A stock for actual book value of such stock on the Closing Date.

          c. Comply with AWG's credit requirements and provide the required security set forth herein.

     5.   Credit Requirements and Security for Performance.

          a. Letter of Credit. Contemporaneously with the execution of this Agreement and subject to the Monday Wire Credit Requirement, Homeland shall deliver to AWG an irrevocable and unconditional (except as to drawing procedures and conditions) standby letter of credit ("Letter of Credit") in the face amount of Ten Million Dollars ($10,000,000). The term of the Letter of Credit shall be for periods of not less than one year, and such periods shall run concurrently with Contract Years. The Letter of Credit shall be security for Homeland's obligations in connection with Homeland's open account arrangement with AWG. The Letter of Credit may be drawn upon to cure any payment default by Homeland in connection with such open account. The Letter of Credit shall be issued by a bank which is acceptable to AWG in its sole discretion, and shall contain such terms and conditions as are acceptable to AWG in its sole discretion. For purposes hereof, a Letter of Credit in substantially the form of Exhibit "F" attached hereto issued by an approved bank shall be acceptable to AWG. AWG acknowledges and agrees that the Union Bank of Switzerland (New York Branch) shall be an acceptable issuing bank.

               (i) If Homeland is not in default under this Agreement, upon the written consent of AWG (which consent will not be unreasonably withheld or delayed), the Letter of Credit
          (A) may be reduced dollar-for-dollar in an amount equal to the face value of Homeland's issued and outstanding AWG patronage refund certificates ("Patronage Refund Certificates") and (B) may be reduced to reflect Homeland's then current average weekly volume of purchases; provided, however, the combined face amount of the Patronage Refund Certificates and the Letter of Credit shall never be allowed to be less than either the Monday Wire Credit Requirement if a Monday Wire Credit Arrangement is in effect or the Friday Wire Credit Requirement if a Friday Wire Credit Arrangement is in effect. Homeland shall give AWG 30 days prior written notice of its request to reduce the Letter of Credit along with (i) the amount of the proposed reduction, and (ii) evidence that it has met the above criteria for such a reduction. AWG shall respond to Homeland's written notice within fifteen (15) days and shall either (i) agree to the amount of the reduction requested by Homeland, or (ii) set forth the amount of the reduction, if any, to which AWG reasonably believes Homeland is entitled. Promptly following such determination, AWG shall cooperate with Homeland as appropriate to effect such reduction, including, without limitation, delivering appropriate instructions to the bank issuing the Letter of Credit and informing such bank of the reduction. In no event shall the Letter of Credit be reduced until said calculations are reconciled. Homeland's requests for reductions of the Letter of Credit shall be made no more than twice in any Contract Year. AWG shall provide such notice of its consent to a reduction of the Letter of Credit to the issuing bank as Homeland may reasonably request.

               (ii) For purposes of this Agreement (A) "Monday Wire Credit Requirement" shall mean collateral (of a type acceptable to AWG) in an amount equal to the product of the average weekly purchases of Homeland from AWG for the prior twelve months times one and six tenths (1.6), (B) "Friday Wire Credit Requirement" shall mean collateral (of a type acceptable to AWG) in an amount equal to the product of the average weekly purchases of Homeland from AWG for the prior twelve months times two (2) and (C) "Minimum Credit Requirements" shall mean, collectively, the Monday Wire Credit Requirement and the Friday Wire Credit Requirement; it being understood that the Letter of Credit and AWG Equity shall be collateral of a type satisfactory to AWG. In the event that there are less than twelve (12) months of Homeland purchases from AWG, for purposes of calculating the foregoing credit requirements, Homeland's average weekly purchases shall be calculated by the parties based on information available to them at the time such calculation is made.

          b. Pledge of AWG Equity. Homeland hereby grants AWG a security interest in and pledges to AWG all AWG equity ("AWG Equity") owned by Homeland. For purposes hereof, AWG Equity shall be defined as all equity, deposits, credits, sums and indebtedness of any kind or description, whatsoever, at any time owed by AWG to Homeland or at any time standing in the name of or to the credit of Homeland on the books and/or records of AWG, including without limitation, Capital Stock of AWG, Members Deposit Certificates, Patronage Refund Certificates, Members Savings, Direct Patronage or Year-End Patronage, Concentrated Purchase Allowance, Quarterly Payments and any other sums due from AWG to Homeland hereunder (excluding any amounts due, if any, to Homeland by AWG pursuant to Section 5.1 of the APA or the agreements to be entered into pursuant thereto). The security under this subparagraph will be security for the performance of all of Homeland's obligations to AWG. Security shall be held in accordance with AWG's policies which are applicable to all retail members. No third party shall be given any security interest in any AWG Equity without the prior written consent of AWG; provided, however, Homeland shall be permitted to grant junior liens on the AWG Equity subject to such acknowledgements by such junior lienholders of AWG's rights (including a subordination by such junior lienholder) and such other matters as may be reasonably required by AWG.

          c. Drake and K-CCS. As a condition precedent to Homeland entering into the APA, AWG was required to (i) assume ("Assumption") that certain Product Transportation Agreement dated March 18, 1992 by and between Homeland and Drake Refrigerated Lines, Inc. ("Drake Contract") and (ii) enter into an undertaking ("K-CCS Undertaking") whereby AWG agreed to reimburse Homeland in connection with certain obligations under that certain Agreement for Systems Operations Services dated effective as of October 1, 1991, as amended on September 10, 1993, by and between Homeland and K-C Computer Services, Inc. ("K-CCS Contract"). In the event that Homeland materially breaches its obligations under any of the provisions of paragraphs 7 or 8 below within the first two Contract Years, whether by act, omission or operation of law ("Trigger Event"), all of AWG's obligations in connection with (i) the K-CCS Undertaking shall immediately terminate and become null and void and (ii) the Assumption shall revert to Homeland as its primary obligation, and Homeland shall be liable to and hereby indemnifies AWG for any cost or expense it may incur in connection with such Assumption from and after the date of such default.
     Notwithstanding anything else contained in this paragraph 5(c), Homeland's liability under the Drake Contract shall in no event be greater than Homeland's liability under the Drake Contract on the Closing Date and AWG shall be responsible to Drake for any such excess liability. The occurrence of a Trigger Event will not change the obligations of the parties with respect to any other Existing Contracts or other obligations described in Article V of the APA and AWG's obligations in connection with the other Existing Contracts or other obligations described in Article V of the APA will continue notwithstanding such breach. In addition, breaches of the Supply Agreement other than a Trigger Event will not change the obligations of the parties with respect to any Existing Contracts or other obligations described in Article V of the APA and AWG's obligations in connection with the other Existing Contracts or other obligations will continue notwithstanding such other breaches. If following a Trigger Event terminating AWG's obligations with respect to the Drake Contract and K-CCS Contract under the Assumption and/or K-CCS Undertaking, AWG brings suit against Homeland for damages resulting from such breach, AWG will not seek and will not be entitled to receive damages in respect of any liabilities under the Existing Contracts for which AWG's responsibility has terminated. In addition, upon the execution hereof, Homeland shall cooperate in obtaining the agreement of Drake that it will (i) recognize Homeland as Drake's obligor to the extent of Homeland's liability as of the Closing Date and (ii) release AWG from such liability under the Drake Contract in the event Drake receives a sworn affidavit executed by the President of AWG stating that a Trigger Event has occurred.

     6. Limitation on Obligation to Extend Credit. Homeland acknowledges and agrees that under no circumstances shall AWG be required to accept orders or deliver Purchased Goods to Homeland (i) until the Letter of Credit is delivered, (ii) at any time that the Letter of Credit is not in full force and effect for a period which extends thirty (30) days beyond the end of the credit cycle in question, or (iii) if the addition of such orders or deliveries would cause the amount owed by Homeland to AWG for Purchased Goods and/or other items charged by Homeland to Homeland's open account with AWG to exceed the amount of Letter of Credit plus any Patronage Refund Certificates (or other AWG Equity) held as collateral for the open account.

     7.   AWG's Purchase Rights Upon Homeland's Sale of Stores.

          a. Supplied Stores. Subject to AWG's Volume Protection Rights described in this paragraph 7 and in paragraph 8, Homeland reserves the right, in its sole discretion, to close or sell any or all of the Supplied Stores during the term of this Agreement. AWG shall have the following purchase rights ("Purchase Rights") in connection with the Supplied Stores. In the event that Homeland wishes to sell (or otherwise transfer) any of the Supplied Stores, whether individually or in groups, it shall first make a written offer to sell (or otherwise transfer) such Supplied Store or group of Supplied Stores to AWG (an offer made directly to an AWG member shall not satisfy this requirement). The offer shall contain the price and general terms upon which the Supplied Store and any associated rights, equipment, inventory or related assets are being offered for sale (or otherwise being offered for transfer). As used in this paragraph 7, "terms" shall be required to include the proposed closing schedule (if one has been set). AWG shall have the right to accept or reject such offer by way of written notice delivered within forty-five (45) days after receipt of the offer and a definitive agreement regarding the subject matter of such offer entered into within such 45-day period. To the extent AWG has accepted such offer and the parties are engaged in good faith negotiations regarding the definitive agreement, such 45-day period shall be extended for one additional thirty (30) day period to allow for the conclusion of such negotiations and the drafting of the definitive agreement ("Acceptance Process"). If AWG elects to reject such offer or fails to make a timely acceptance or timely enter into a definitive agreement regarding the subject matter of such offer, Homeland shall be free to sell (or otherwise transfer) the Supplied Store(s) which is or are the subject of the offer to any third party at a price which is no less than ninety percent (90%) of the offer to AWG and on terms no more favorable in the aggregate to such third party than those set forth in the original offer to AWG. If Homeland is unable to consummate such a sale (or other transfer), but receives a bona fide third party counteroffer from a person who is not an AWG retail member and is at a price less than ninety percent (90%) of the original offer price and/or less favorable material terms, and Homeland is willing to sell in accordance with the price and material terms set forth in such counteroffer, Homeland shall provide AWG with a copy of such counteroffer. AWG shall have fifteen (15) days from the receipt of such counteroffer to either purchase the Supplied Store(s) in accordance with the material terms of the counteroffer or reject same. If AWG rejects same or fails to make a timely acceptance, including the signing of a definitive agreement in accordance with the Acceptance Process, Homeland shall be free to sell the Supplied Store(s) to the third-party offeror in accordance with the material terms and conditions of the counteroffer. Homeland acknowledges that AWG has exercised the Purchase Rights, the assets subject to the Purchase Rights shall be freely assignable by AWG in whole or in part to one or more of AWG's retail members. Until notified in writing by AWG of an assignment to an AWG member, Homeland shall not deal directly with any AWG member.

               (i) Sales to "affiliates" of Homeland shall not be subject to the foregoing Purchase Rights; provided, however,
          (A) affiliates shall include only entities which are wholly owned by Homeland or Homeland Holding Corporation; (B) the affiliate must agree in writing prior to such sale to use AWG as the affiliate's wholesale supplier in accordance with the terms of the Supply Agreement between the parties and such other terms relating to the financial ability of such affiliate as may be reasonably required by AWG (such other terms shall be consistent with AWG policy regarding the financial ability of AWG retail members which are similarly situated to such affiliate), (C) the affiliate must agree in writing that any subsequent sale by such affiliate is subject to the Volume Protection Rights, (D) such sale to an affiliate shall not be an event of default under any of Homeland's then outstanding loans, indebtedness or other material contracts, and (E) such transfer shall not result in the insolvency of either Homeland or the affiliate.

          b. Closure of Substantially All of the Supplied Stores; Sale of Stock.

               (i) Closure of Substantially All of the Supplied Stores. In the event that Homeland wishes to close substantially all (90% or more) of the Supplied Stores and such closure is not done in contemplation of a sale of such Supplied Stores, the closure of such Supplied Stores shall be deemed to be an offer hereunder to sell all (but not less than all) such Supplied Stores to AWG in consideration of AWG (A) assuming or otherwise undertaking any of Homeland's outstanding and/or ongoing lease obligations and property tax obligations in connection with such Supplied Stores plus (B) an amount equal to the fair market value of such Supplied Stores, including, without limitation, the fair market value of all Equipment, Inventory and interests in real property associated with such Supplied Stores. Such fair market value shall be determined by a nationally recognized appraisal firm selected by Homeland and reasonably satisfactory to AWG. The cost of such appraisal shall be paid for by Homeland; provided, however, that in the event the sale contemplated by such offer is consummated, the cost of such appraisal shall be split by the parties. Homeland shall give AWG written notice of Homeland's decision to close substantially all of the Supplied Stores at least forty-five (45) days prior to the implementation of such closure. AWG shall accept such offer (and enter into a definitive agreement) or reject such offer within such forty-five (45) day period. If AWG accepts, a definitive agreement will be entered into in accordance with the Acceptance Process. So long as Homeland complies with the foregoing, such closure shall not create an Event of Default.

               (ii) Sale of Stock. In the event that one or more of the stockholders of Homeland or Homeland Holding Corporation wish to sell shares of stock of Homeland or Homeland Holding Corporation (as the case may be) in a manner which would otherwise be in contravention of the provisions of paragraph 13.a(vii) hereof, if such stockholder(s) conduct the sale of their stock in the manner set forth in paragraphs 7(a), 7(c), 7(d), 7(e) and 7(f) such that AWG has an opportunity to buy all such stock in accordance with such sections, such sale shall not create an Event of Default for purposes of paragraph 13.a(vii) hereof. Any such sale of stock shall be deemed to be a sale of a "Supplied Store" for definitional purposes of this paragraph 7.

          c. Failure to Close the Sale of any Store. If, at any time, Homeland fails to consummate an allowed sale to a third party within the time frame set forth in the offer to AWG (such time frame for such third party sale will be measured from the date that AWG rejects or fails to timely accept the offer with respect to such allowed sale pursuant to clause (a) of paragraph 7 hereof, whichever is earlier), the provisions of this paragraph 7 shall once again be applicable; provided, however, that in the event the offer to AWG does not include a time frame within which to consummate the allowed sale, the offer to such third party must be accepted and a definitive agreement entered into between Homeland and such third party within nine (9) months from the date on which AWG rejects or fails to timely accept the offer with respect to such allowed sale pursuant to clause (a) of paragraph 7, whichever is earlier.

          d. Confirmation of Sales. Homeland shall provide AWG with confirmation of any sales (or other transfers) under this paragraph in which AWG is not a party. AWG shall have the right to inspect Homeland's books and records relating to such sale and receive copies of any pertinent closing documents in connection with any such sale. If such inspection would breach applicable confidentiality agreements between Homeland and such party, the Chief Financial Officer of Homeland or its President shall certify to AWG that the sales (or other transfers) in question were in compliance with the provisions of this paragraph 7 of this Agreement. Notwithstanding the foregoing, Homeland shall reveal its disclosure obligations under this paragraph to all potential transferees and shall attempt to negotiate a confidentiality agreement with such party which would permit or not prohibit the disclosure contemplated hereby.

          e. No Assumption. Unless excluded by the terms of the offer, the provisions of paragraph 17 shall be applicable to any purchase by AWG of a Supplied Store.

          f. Public Notice. Homeland shall execute such documents in recordable form as AWG may reasonably request from time to time in order to give public notice of its Purchase Rights under this paragraph 7. The form of such notice shall be as set forth on Exhibit "G" - Schedule "1" attached hereto and incorporated herein. Each recorded notice document shall be terminable in connection with each Supplied Store on the earlier of (i) the expiration of the term of this Agreement, (ii) compliance by Homeland with AWG's Purchase Rights as set forth in this paragraph 7 with respect to such Supplied Store, (iii) the date upon which any holder of a lien placed of record before the date hereof takes title to Homeland's interest in the described property whether by foreclosure or a deed in lieu of foreclosure with a recital that it is a deed in lieu of foreclosure, (iv) the date immediately preceding the expiration of any cure period in respect of a continuing event of default under a lease to which Homeland is a party, which default directly relates to Homeland's filing of such recorded notice, provided that
     (A) Homeland shall deliver prompt notice of such event of default to AWG, (B) AWG shall be permitted to contact the landlord under such lease for the purpose of obtaining a rescission or termination of such event of default and (C) AWG shall indemnify Homeland for any of its costs, liabilities and/or damages relating to or arising in connection with the foregoing, or (v) the expiration or earlier termination of Homeland's leasehold estate, if any. AWG agrees to allow each document to be released upon the recordation of a sworn affidavit by the President of Homeland stating that (i) the Purchase Rights have been complied with as set forth in paragraph
     7 as to the particular Supplied Store covered by the document which is to be released or (ii) one of the events specified in clauses
     (i), (iii), (iv) or (v) of the preceding sentence has occurred with respect to the particular Supplied Store covered by the document to be released.

          g. Excluded Stores. During the term hereof, Homeland shall not sell the Excluded Stores to any third party for retail grocery use; provided, however, at Homeland's option, upon written notice to AWG, Homeland may designate one or more Excluded Stores to be Supplied Stores and, upon such designation, such Excluded Stores shall thereafter be treated as Supplied Stores for all purposes of this Agreement, including, without limitation, for purposes of the Volume Protection Rights and paragraph 3(b)(iv) herein.

          h. No Adequate Remedy. Subject to the limitations set forth in paragraph 5(c), if either party shall breach any of the foregoing agreements in this paragraph 7 by way of its actions, omissions or operation of law, either party agrees that the other will have no adequate remedy at law and that immediate injunctive relief will be appropriate. Subject to the limitations set forth in paragraph 5(c), in the event that a court of competent jurisdiction refuses to grant a party injunctive relief, such party shall be free to pursue any and all remedies, including remedies at law, which may be available to such party.

     8. Non-Competition and Use Restriction Agreement. Pursuant to paragraph 5.3 of the APA, the parties agree as follows:

          (a) Homeland will not during the term of this Agreement compete directly or indirectly with AWG as a wholesaler of grocery products, including Available Products, in or to any counties in Oklahoma, Arkansas, Texas, Kansas or Missouri in which Supplied Stores are located. A sale of any of the Supplied Stores to a competitor of AWG in a manner which is not consistent with the provisions of paragraph 7 shall be a violation of the non-competition agreement.

          (b) Homeland agrees that, to the extent of Homeland's interest therein (including leasehold interests), the real estate comprising the Supplied Stores and the improvements thereon shall be dedicated to the exclusive use of a retail grocery facility (including all activities which from time to time are commonly associated with the operation of a grocery facility) which is owned by a retail member of AWG. The foregoing use restriction agreement shall be reflected by way of an appropriate document (in the form of Exhibit "G" - Schedule "2", attached hereto and incorporated herein) executed by Homeland and recorded in the official records of each county in which a Supplied Store is located. Each recorded notice document shall be terminable in connection with each Supplied Store on the earlier of (i) the expiration of the term of this Agreement, (ii) compliance by Homeland with AWG's Purchase Rights as set forth in this paragraph 7 with respect to such Supplied Store, (iii) the date upon which any holder of a lien placed of record before the date hereof takes title to Homeland's interest in the described property whether by foreclosure or a deed in lieu of foreclosure with a recital that it is a deed in lieu of foreclosure, (iv) the date immediately preceding the expiration of any cure period in respect of a continuing event of default under a lease to which Homeland is a party, which default directly relates to Homeland's filing of such recorded notice, provided that
     (A) Homeland shall deliver prompt notice of such event of default to AWG, (B) AWG shall be permitted to contact the landlord under such lease for the purpose of obtaining a rescission or termination of such event of default and (C) AWG shall indemnify Homeland for any of its costs, liabilities and/or damages relating to or arising in connection with the foregoing, or (v) the expiration or earlier termination of Homeland's leasehold estate, if any. AWG agrees to allow each document to be released upon the recordation of a sworn affidavit by the President of Homeland stating that (i) the Purchase Rights have been complied with as set forth in paragraph
     7 as to the particular Supplied Store covered by the document which is to be released or (ii) one of the events specified in clauses
     (i), (iii), (iv) or (v) of the preceding sentence has occurred with respect to the particular Supplied Store covered by the document to be released.

          (c) If Homeland or AWG shall breach the foregoing agreements in this paragraph 8 by way of its actions, omissions or operation of law, each agrees that the other will have no adequate remedy at law and that immediate injunctive relief will be appropriate. In the event that a court of competent jurisdiction refuses to grant a party injunctive relief, such party shall be free to pursue any and all remedies, including remedies at law, which may be available to such party.

     9. Representations and Warranties of Homeland. In addition to any representations and warranties contained elsewhere in this Agreement, Homeland hereby makes the following representations and warranties to and for the benefit of AWG, its successors and permitted assigns, in connection with Homeland and/or the Supplied Stores, each of which warranties and representations (i) is material and being relied upon by AWG and (ii) is true in all respects as of the date hereof (or such other date as may be indicated).

          a. Organization of Homeland. Homeland is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own,
     lease and operate its business.   Homeland is duly licensed and
     qualified to do business as a foreign corporation and is in good standing in the States of Oklahoma, Texas and Kansas.

          b. Authorization. Homeland has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder including approval of its Board of Directors. This Agreement has been duly executed and delivered by Homeland and is a valid and binding obligation of Homeland, enforceable against Homeland in accordance with its terms.

          c. Litigation, Proceedings and Applicable Law. Except as set forth on Exhibit "H" hereto, there are no material actions, suits or proceedings pending or, to the best knowledge of Homeland, threatened against, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind which would have a material adverse effect on Homeland's ability to perform its obligations hereunder and, to the best knowledge of Homeland, there is no valid basis for any such action, suit, proceeding or investigation. Except as set forth on Exhibit "H", to the best of Homeland's knowledge, Homeland is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Homeland or its business or activities, in each case, which would materially adversely affect Homeland's ability to perform hereunder. To the best of Homeland's knowledge, there is not a reasonable likelihood of an adverse determination of any pending proceeding which would, individually or in the aggregate, have a material adverse effect on Homeland's ability to perform its obligations hereunder.

          d. No Violations and Compliance with Laws.   Except as set
     forth on Exhibit "I", there are no existing Violations with respect to the Supplied Stores, and Homeland is not aware of any threatened Violations or notices with respect to any Violations, which would have a material adverse effect on the performance by either party of its obligations hereunder. Except as set forth on Exhibit "I", Homeland has received no written notification alleging any existing material violation of any applicable statutes, rules, regulations, ordinances, codes, orders, licenses, permits or authorizations, as such now apply to the Supplied Stores, including without limitation, any applicable business, building, zoning, antipollution, occupational safety, health or other law, ordinance or regulation, which would have a material adverse effect on the performance by either party of its obligations hereunder.

          e. No Conflict or Violation. Except as otherwise set forth herein or in the exhibits hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Homeland or Homeland Holding Corporation, (ii) a material breach of, or a material default under, any material term or provision of any material contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Homeland is a party or an event which, with notice, lapse of time, or both, would result in any such breach or default, or (iii) a material violation by Homeland of any material statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or an event which in the case of (i), (ii) or (iii) above, with notice, lapse of time, or both, would result in any such violation, which breach, default or violation would have a material adverse effect on either party's ability to perform it obligations, hereunder.

          f. Consents and Approvals. The list attached hereto as Exhibit "K", is a true, correct and complete list of all individuals and/or entities from whom consent is required to consummate or perform all or any part of the transactions contemplated under this Agreement or the APA. No other consents and/or approvals are required.

          g. Financial Statements. Homeland has heretofore delivered to AWG complete, true and accurate copies of the most recent financial statements of Homeland and fully audited financial statements for the year ending December 31, 1994. Except as otherwise set forth therein, Homeland's financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial condition and the results of operations of Homeland at the dates and for the periods covered thereby.

          h. Environmental Matters. Except as set forth on Exhibit "J", to the best of Homeland's knowledge, there are no Adverse Environmental Conditions, located in, on or under or existing in connection with any of the Supplied Stores which materially adversely affects either party's ability to perform its obligations hereunder. A list of all remediation plans existing in connection with Adverse Environmental Conditions is attached as Schedule "1" of Exhibit "J". Copies of all such remediation plans shall be attached as Schedule "2" of Exhibit "J".

          i. Financial Restructuring. Homeland represents that its current plans and intentions in connection with any financial restructuring or sale of assets do not include any type of bankruptcy proceeding. During the term hereof, Homeland will keep AWG fully advised in connection with any financial restructuring which would adversely affect Homeland's ability to comply with the terms hereof and shall deliver any evidence of any such financial restructuring to AWG. In addition, any sale of the Supplied Stores will be conducted in a manner which is consistent with AWG's Volume Protection Rights hereunder.

          j. Supplied Stores. Exhibit "B" is a complete, true and correct schedule of the Supplied Stores.

     10. Representations and Warranties of AWG. In addition to any representations and warranties contained elsewhere in this Agreement, AWG hereby makes the following representations and warranties to and for the benefit of Homeland, its successors and assigns, in connection with AWG and/or the Supplied Stores, each of which warranties and representations (i) is material and being relied upon by Homeland and
(ii) is true in all respects as of the date hereof (or such other date as may be indicated).

          a. Organization of AWG. AWG is duly organized, validly existing and in good standing under the laws of the State of Missouri and is qualified to do business in the States of Kansas, Texas and Oklahoma.

          b. Authorization. AWG has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, including approval of its Board of Directors. This Agreement has been duly executed and delivered by AWG and is a valid and binding obligation of AWG, enforceable against AWG in accordance with its terms.

          c. No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a material violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of AWG, (ii) a material breach of, or a default under, any term or provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which AWG is a party or an event which with notice, lapse of time, or both, would result in any such breach or default, or (iii) a material violation by AWG of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award, or an event which in the case of (i), (ii) or (iii) above, with notice, lapse of time, or both, would result in any such violation, which breach, default or violation would have a materially adverse effect on either party's ability to perform its obligations hereunder.

          d. Compliance with Law. To the best of AWG's knowledge, AWG has received no written notification alleging any existing material violation of any applicable statutes, rules, regulations, ordinances, codes, orders, licenses, permits or authorizations which would have a materially adverse impact on either party's ability to perform its obligations hereunder.

          e. Litigation, Proceedings and Applicable Law. Except as set forth on Exhibit "L" hereto, there are no material actions, suits or proceedings pending or, to the best knowledge of AWG, threatened against, or materially adversely affecting AWG's ability to perform its obligations hereunder, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind and, to the best knowledge of AWG, there is no valid basis for any such action, suit, proceeding or investigation. Except as set forth on Exhibit "L", to the best of AWG's knowledge, AWG is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against AWG or its business or activities, in each case, which would have a material adverse effect on AWG's ability to perform hereunder.
     To the best of AWG's knowledge, there is not a reasonable likelihood of an adverse determination of any pending proceeding which would, individually or in the aggregate, have a material adverse effect on AWG's ability to perform its obligations hereunder.

     11.  Covenants of Homeland and AWG.   Homeland and AWG each
covenant with the other as follows:

          a. Consents and Best Efforts. As soon as practicable, AWG and Homeland, as applicable, will commence and diligently pursue all reasonable action required hereunder (i) to obtain all required documents, consents, approvals and agreements, (ii) to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit full and complete compliance with the terms of the Agreement, (iii) to identify and/or obtain all collateral required hereunder and (iv) to cause all documentation contemplated hereunder to be executed and delivered.

          b. Providing Copies of Documents. Homeland covenants to provide copies to AWG of all of Homeland's SEC filings and reports within ten (10) days after filing with or other delivery to the SEC. AWG covenants to make available to Homeland all information and reports which are available to other members at a cost, if any, equal to that charged to other members (Any such charge shall be based on a cost recovery for AWG.)
          c. Evidence of Insurance. During the term hereof, AWG shall provide Homeland with current evidence of all product liability and comprehensive insurance carried by AWG in connection with its wholesale operation under this Agreement.

          d. Material Changes to Representations and Warranties. During the term hereof, each party hereby covenants that it will provide the other with written notice of any change to their respective representations and warranties contained herein which materially adversely affects either party's ability to perform its obligations hereunder.


          e. Necessary Resources. After the Closing of the transactions contemplated under the APA, AWG will have the necessary resources, equipment and personnel to sell, supply and deliver the Purchased Goods to the Supplied Stores and to otherwise fulfill its obligations hereunder.

     12. Conditions to Parties' Obligations. The Closing of the APA shall be a condition precedent to Homeland's and AWG's obligations hereunder.

     13. Events of Default. The following shall be events of default ("Events of Default"):

          a. Homeland Defaults. The following shall be Events of Default by Homeland hereunder:

               (i) Failure to Maintain Letter of Credit. Homeland's failure to maintain the Letter of Credit as required herein or to renew such Letter of Credit within thirty (30) days prior to its expiration.

               (ii) Transfer of Security. Homeland's transfer or other failure to preserve any security pledged to AWG pursuant to the terms of this Agreement, except to the extent provided for in paragraphs 3b.(v) and 5b.

               (iii) Non-Payment/Failure to Perform. Homeland's failure to make any payment when due or failure to perform any of the other agreements, terms, covenants, provisions or conditions contained herein in any material respect; it being understood that the events of defaults specified in this paragraph 13.a(iii) are in addition to, but are not in limitation of, the other events of defaults specified in this paragraph 13.a.

               (iv) Breach of Other Agreements. Breach, in any material respect, by Homeland of the Member Sign-Up Documents; provided, however, there will be no cross-default between the Supply Agreement and the APA.
               (v)   Bankruptcy Matters.  If Homeland:

                    (1) files a Petition under the Federal Bankruptcy Code or any similar law, state or federal, whether now or hereafter existing (hereinafter referred to as a "Bankruptcy Proceeding"); or

                    (2) files any Answer admitting insolvency or inability to pay its debts; or

                    (3) is the subject of any Petition of involuntary bankruptcy which is not dismissed within thirty (30) days after filing; or

                    (4) becomes the subject of an order for relief against it in any bankruptcy proceeding; or

                    (5)  has a custodian or trustee or receiver
               appointed for it or has any court take jurisdiction of its property, or the major part thereof, in any involuntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation; or

                    (6)  makes an assignment for the benefit of
               creditors;

                    (7) is generally not paying its debts as they become due; or

                    (8) consents to an appointment of a custodian, receiver or trustee of all its property, or the major part thereof.

               (vi) Volume Protection Rights. Any breach by Homeland of its obligations and/or agreements contained in paragraphs 7 and/or 8 hereof.

               (vii) Subject to paragraph 7(b)(ii), the transfer by one or more stockholders of Homeland or Homeland Holding Corporation of greater than fifty percent (50%) of the outstanding stock of Homeland or Homeland Holding Corporation, as the case may be, during the term hereof, to an entity primarily engaged (including through a subsidiary or otherwise) in the retail or wholesale grocery business.

          b. AWG Defaults. The following shall be Events of Default by AWG:

               (i) Non-Payment/Failure to Perform. AWG's failure to make any payment when due or failure to perform any of the other agreements, terms, covenants, provisions or conditions contained herein in any material respect; it being understood that the events of defaults specified in this paragraph 13.b(i) are in addition to, but are not in limitation of, the other events of defaults specified in this paragraph 13.b.

               (ii) Breach of Other Agreements. There will be no cross-defaults between the Supply Agreement and the APA.

               (iii)     Bankruptcy Matters.  If AWG:

                    (1) files a Petition under the Federal Bankruptcy Code or any similar law, state or federal, whether now or hereafter existing (hereinafter referred to as a "Bankruptcy Proceeding"); or

                    (2) files any Answer admitting insolvency or inability to pay its debts; or

                    (3) is the subject of any Petition of involuntary bankruptcy which is not dismissed within thirty (30) days after filing; or

                    (4) becomes the subject of an order for relief against it in any bankruptcy proceeding; or

                    (5)  has a custodian or trustee or receiver
               appointed for it or has any court take jurisdiction of its property, or the major part thereof, in any involuntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation; or

                    (6)  makes an assignment for the benefit of
               creditors;

                    (7) is generally not paying its debts as they become due; or

                    (8) consents to an appointment of a custodian, receiver or trustee of all its property, or the major part thereof.

               (iv) Sale of AWG. The sale of ninety percent (90%) or more of the stock or assets of AWG.

               (v)  Dissolution of AWG.  The dissolution of AWG.

     14. Remedies. With the exception of Homeland's obligations with respect to the Letter of Credit, its obligations under its open account arrangement with AWG and its obligations in paragraphs 7 and 8 hereof, each of which must be performed exactly when required without any notice or cure period, if any other Event of Default shall remain uncured for five (5) business days (thirty (30) days in the case of an Event of Default by Homeland in respect of its failure to deliver the documents required to be delivered pursuant to paragraphs 11(b) and 16) after written notice thereof has been given to the defaulting party, the non-defaulting party may declare this Agreement to be in default. At any time that Homeland materially breaches its obligations in connection with the Letter of Credit, its open account arrangement with AWG or any of AWG's Volume Protection Rights, AWG may immediately declare this Agreement to be in default. In such event, the non-defaulting party may exercise all remedies available to it at law or in equity including, but not limited to, the rights set forth herein. At any time that Homeland is in default hereunder, AWG shall be under no obligation to accept orders for or ship Purchased Goods. No remedies conferred upon or reserved by a party are intended to be exclusive of any other available remedy or remedies herein. Notwithstanding the foregoing or anything else contained herein or in the APA and notwithstanding any default by Homeland of its obligations hereunder or thereunder, except as set forth in paragraph 5(c) hereof in connection with the K-CCS Contract and the Drake Contract, and except as specifically provided in the Undertakings, the Assignment and Assumption Agreements, the ERISA Agreement and the other agreements to be entered into pursuant to Section 5.1 of the APA, AWG shall not have the right otherwise to rescind, terminate, modify or otherwise avoid its obligations with respect to the Existing Contracts under Section 5.1 of the Asset Purchase Agreement, or as specifically provided in the Undertakings, the Assignment and Assumption Agreements, the ERISA Agreement and the other agreements to be entered into pursuant to Section 5.1.

     15. Force Majeure. In the event either party hereto shall be delayed or hindered in or prevented from the performance of any act required under this Agreement by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations (this does not include proceedings under any bankruptcy law), riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Agreement, then, upon written notice of such force majeure event from the affected party to the other party, performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The affected party shall resume performance as soon as practicable thereafter. The mere inability to pay monetary amounts hereunder (no matter how caused) shall not be considered a force majeure event hereunder.

          a. For purposes hereof, (i) if AWG does not or cannot supply Homeland due to force majeure-type events or (ii) the levels for out of stock products exceed 10% in the aggregate subsequent to five (5) days notice by Homeland, and Homeland seeks alternative suppliers until such condition is cured by AWG, such purchases from alternative suppliers, shall be treated as Warehouse Purchases for purposes of computing the Operative Fraction and Purchase Percentage in paragraph 3 above ("Credit") and such purchases shall not be deemed to breach paragraph 2(b) hereof; provided, however, if the event described in clause 15.a(ii) results from Homeland's failure to meet Homeland's applicable Minimum Credit Requirements, Homeland shall not be entitled to the Credit and to the extent the aforementioned purchases from alternative suppliers violate the primary supplier provisions of paragraph 2(b) of this Agreement, such purchases shall constitute a breach of this Agreement.

     16.  Financial Statements.

          a. Proforma Statements. Homeland shall supply to AWG a proforma opening balance sheet and profit and loss statement showing projections of Homeland's operations during Homeland's fiscal years 1995 and 1996.

          b. Yearly. Homeland shall supply AWG with all audited, consolidated financial statements of Homeland Holding Corporation (which includes Homeland Stores, Inc.) within one hundred twenty
     (120) days after the end of each fiscal year of Homeland and unaudited consolidated quarterly financial statements of Homeland Holding Corporation (which include Homeland Stores, Inc.) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of Homeland.

          c. General Notice. Each party shall give the other prompt notice of any change in such party's financial condition which would have a materially adverse effect on such party's ability to perform its obligations hereunder.

     17.  No Assumption of Liabilities.

          a. By entering into this Agreement or performing any act or agreement hereunder, AWG does not assume or undertake any obligations or liabilities of Homeland, except as specifically provided in paragraph 5(c) of this Agreement and Article V of the APA and the agreements to be entered into pursuant thereto, including, without limitation, the following:

               (i) Claims by Homeland employees, former employees or others under any private or collective contract, agreement or the like or any state, Federal, local or other laws, statutes, executive order, regulations, ordinances, codes or the like including, but not limited to, claims in connection with employee wages, vacation pay, severance pay, holiday pay, sick leave pay, other union claims, detrimental reliance claims, implied contract claims, WARN notice claims, worker's compensation claims, ERISA claims, COBRA claims, Civil Rights Laws claims, claims under the Fair Labor Standards Act or Labor Management Relations Act, employment discrimination claims of all types, claims regarding health and welfare benefits or premiums, claims regarding union collective bargaining agreements and/or supplemental agreements, sexual harassment claims, disability claims, Family and Medical Leave Act claims, except as provided otherwise in Section 5.1(h) of the APA, pension fund liability (whether for current or unfunded accrued liabilities), claims or other problems arising under OSHA, claims in connection with environmental problems, claims arising out of Homeland's agreements with Safeway Stores, Inc. or its affiliates or any other obligations of Homeland of any kind or character;

               (ii) Demands, causes of action, obligations or liabilities (including damages, costs and reasonable attorneys fees) from any claim of any third party including, but not limited to, those types of claims set forth above in paragraph 17(a)(i).

          b. Relationship. The relationship of AWG and Homeland under this Agreement is that of wholesale supplier and retail customer. This Agreement shall not be construed to create any other relationship between AWG and Homeland. There is no agency relationship between Homeland and AWG; AWG is not a successor or assign or alter ego to Homeland. Homeland and AWG are not involved in a joint venture or partnership; AWG is not required to continue operations at any of Homeland's former facilities; and AWG, in its sole discretion, shall determine the extent, method and manner of how any of Homeland's former facilities purchased or leased by AWG, if any, will be operated. Homeland shall remove on or before Closing all of Homeland's employees, supervisors, managers, subcontractors and agents from all facilities which are part of the Purchased Assets. If, in its sole discretion, AWG hires former employees, managers or supervisors of Homeland, these individuals shall be employed as new employees of AWG. AWG repudiates all of Homeland's union collective bargaining agreements, will not consider the seniority of Homeland's former employees in deciding whether to employ them, and all individuals considered for employment by AWG will be hired on the basis of qualifications, as determined by AWG. AWG shall not be bound by any arbitration decision issued under any of the Homeland's union collective bargaining agreements and has no obligation to arbitrate any dispute under any such bargaining agreements. AWG does not assume and is not responsible for any liability Homeland may have to retired persons or former employees. Homeland represents that it is stopping its distribution operations and ceasing all the business connected with the distribution operations. Homeland further represents to AWG that it has, or will before the Closing, satisfy all of its liabilities and/or obligations accruing prior to the Closing Date under union collective bargaining agreements, including obligations required by the National Labor Relations Act, and that it has, or will before the Closing, satisfy its liabilities and/or obligations accruing prior to the Closing Date to all other persons who are affected by Closing of Homeland's distribution center operations; provided, however, if such obligations are of a nature such that they cannot be satisfied prior to the Closing Date, Homeland shall diligently cause the satisfaction of such obligations as soon as practicable after the Closing Date. After the Closing Date, Homeland shall be responsible for Homeland's obligations to its employees.

          c. By entering into this Agreement or performing any act or agreement hereunder, Homeland does not assume or undertake any obligations or liabilities of AWG, except as specifically provided herein in paragraph 5(c) of this Agreement and Article V of the APA and the agreements to be entered into pursuant thereto, including, without limitation, the following:

               (i) Claims by AWG employees, former employees or others under any private or collective contract, agreement or the like or any state, Federal, local or other laws, statutes, executive order, regulations, ordinances, codes or the like including, but not limited to, claims in connection with employee wages, vacation pay, severance pay, holiday pay, sick leave pay, other union claims, detrimental reliance claims, implied contract claims, WARN notice claims, worker's compensation claims, ERISA claims, COBRA claims, Civil Rights Laws claims, claims under the Fair Labor Standards Act or Labor Management Relations Act, employment discrimination claims of all types, claims regarding health and welfare benefits or premiums, claims regarding union collective bargaining agreements and/or supplemental agreements, sexual harassment claims, disability claims, Family and Medical Leave Act claims, pension fund liability (whether for current or unfunded accrued liabilities), claims or other problems arising under OSHA, claims in connection with environmental problems, or any other obligations of AWG of any kind or character;

               (ii) Demands, causes of action, obligations or liabilities (including damages, costs and reasonable attorneys fees) from any claim of any third party including, but not limited to, those types of claims set forth above in paragraph 17(c)(i); and

               (iii) AWG shall be responsible for AWG's obligations to its employees.

    18. Governing Law, Venue. The laws of the State of Kansas shall govern the interpretation, validity, performance and enforcement of this Agreement. Any dispute or cause of action under this Agreement shall be resolved in a court of competent jurisdiction in Johnson County, Kansas.

     19. Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     20. Headings; Construction. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matters to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular numbers shall be held to include the plural, and vice versa, unless the context requires otherwise. The words "herein," "hereof," "hereunder" and other similar compounds of the word "here" when used in this Agreement shall refer to the entire Agreement and not any particular provision or section. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be shortened so that it shall end on the next preceding day which is not a Saturday, Sunday or legal holiday.

     21. Binding Agreement; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and to the respective permitted successors. Except as provided herein, neither this Agreement nor the rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.

     22. Invalidity. In the event any one or more of the provisions contained in this Agreement, or any other instrument referred to herein, shall for any reason be held invalid, illegal or unenforceable in any respect, then, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any such instrument, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been present. However, none of the provisions hereof are severable for any purpose (including attempts to avoid portions hereof in a bankruptcy proceeding) other than to avoid invalidity, illegality or unenforceability.

     23. Amendments. This Agreement, together with all exhibits attached hereto, contains the entire agreement of the parties hereto with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect unless contained in a written amendment. Any amendment to this Agreement shall not be binding upon either of the parties hereto unless such amendment is in writing and executed by the authorized representatives of all the parties hereto.

     24. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when presented personally or upon being deposited in a regularly maintained receptacle for United States postal service, postage prepaid, registered or certified, return receipt requested, or sent by a national overnight courier service, and addressed as set forth below or such other addresses as AWG or Homeland may from time to time designate by written notice to the others as required herein:

          If to Homeland, addressed to:

               Homeland Stores, Inc.
               400 N.E. 36th Street
               Oklahoma City, Oklahoma 73105
               Attention:          James A. Demme

          With copies to:

               Crowe & Dunlevy
               1800 Mid-America Tower
               20 North Broadway
               Oklahoma City, Oklahoma  73102
               Attention:  Kenni B. Merritt, Esq.

               Clayton Dubilier & Rice, Inc.
               126 East 56th Street
               New York, New York 10022
               Attention:  Alberto Cribiore

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York 10022
               Attention: Steven R. Gross, Esq.

          If to AWG, addressed to:

               Associated Wholesale Grocers, Inc.
               P.O. Box 2932
               5000 Kansas Avenue
               Kansas City, Kansas  66110-2932
               Attention:  General Counsel

         With a copy to:

               Rose, Brouillette & Shapiro, P.C.
               4900 Main, Eleventh Floor
               Kansas City, Missouri  64112
               Attention:  C. Christian Kirley, Esq.

or such other place and with such other copies as either party may designate as to itself by written notice to the others.

     25. Waiver. No waiver by either party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     26.  Confidential Information.

          a. The parties acknowledge that the transaction described herein is of a confidential nature and neither the transaction or any information obtained as a result of this Agreement or the underlying transaction shall be disclosed to anyone except to Representatives or as required by law. Until such time as the parties make a mutually agreeable public announcement regarding the transactions, neither Homeland nor AWG shall make any public disclosure of the specific terms of this Agreement without the prior written consent of the other party hereto, except as required by law.

          b. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each party acknowledges that it has had and will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not (except (i) as required by applicable law, (ii) with respect to Homeland's lenders and their authorized representatives and (iii) as permitted herein) use, duplicate or disclose such information in connection with the transactions and activities contemplated hereby, except to representatives who also agree to treat such information as confidential.

          c. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby, will use all reasonable efforts, including instructing its employees and others who have had access to such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public, and agrees not to use any such information disclosed or learned.

     27. Indemnification. In addition to any specific indemnifications contained herein (and not in derogation thereof) the following indemnifications shall be applicable:

          a. By Homeland. Homeland shall indemnify, save and hold harmless AWG, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims) including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement for any of the foregoing (herein, the "Damages"), incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty or the inaccuracy of any representation made by Homeland in or pursuant to this Agreement, or (ii) any liability, obligation or commitment of any nature (absolute, accrued, contingent or otherwise) of Homeland which is due to or arises in connection with Homeland's acts or omissions prior to or after the Closing Date and not specifically assumed by AWG pursuant to this Agreement or the APA. Homeland shall not be liable for any matter which is due to or arises in connection with AWG's acts or omissions. Notwithstanding the foregoing or anything else contained herein or in the APA and notwithstanding any default by Homeland of its obligations hereunder or thereunder, except as set forth in paragraph 5(c) hereof in connection with the K-CCS Contract and the Drake Contract, and except as specifically provided in the Undertakings, the Assignment and Assumption Agreements, the ERISA Agreement and the other agreements to be entered into pursuant to Section 5.1 of the APA, AWG shall not have the right to otherwise rescind, terminate, modify or avoid its obligations with respect to the Existing Contracts under Section
     5.1 of the Asset Purchase Agreement, or as specifically provided in the Undertakings, the Assignment and Assumption Agreements, the ERISA Agreement and the other agreements to be entered into pursuant to Section 5.1.


          b. By AWG. AWG shall indemnify and save and hold harmless Homeland, its affiliates and subsidiaries, and its and their respective Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation made by AWG in or pursuant to this Agreement or (ii) any liability, obligation or commitment of any nature (absolute, accrued, contingent or otherwise) of AWG which is due to or arises in connection with AWG's acts or omissions prior to or after the Closing Date, including any other claim, liability, or obligation which is specifically assumed by AWG pursuant to this Agreement or the APA. Except as provided herein or in the APA, AWG shall not be liable for any matter which is due to or arises in connection with Homeland's acts or omissions.

          c. Defense of Claims. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity under this Agreement, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons); provided, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. In the event the indemnifying party elects not to assume the defense or investigation of a lawsuit or an action, the indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or one firm of counsel for all parties indemnified by the indemnifying party in respect of such lawsuit or action, unless in the reasonable judgment of the indemnifying party a conflict of interest may exist between such indemnified party and any other of such indemnified parties in respect of such lawsuit or action. Notwithstanding the foregoing, no party may settle any matter in a manner which would have an adverse effect on the other party without the affected party's prior written consent.

          d. Brokers and Finders. Pursuant to the provisions of this paragraph, AWG and Homeland shall indemnify, hold harmless and defend each other from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

No individual representative of any party shall be personally liable for any Damages under the provisions contained in this paragraph. Nothing herein shall relieve either party of any obligation to make any payment expressly required to be made by such party pursuant to this Agreement.






     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year last above written.






                    ASSOCIATED WHOLESALE GROCERS, INC.



                    By:
                        Mike DeFabis, President




                    HOMELAND STORES, INC.



                    By:
                        James A. Demme, President








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